Exhibit 2.1

AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

BY AND AMONG

PIXELWORKS, INC.,

EQUATOR TECHNOLOGIES, INC.

TWAIN SUB, INC.

Robert C. Fox, Jr., AS SHAREHOLDERS’ AGENT

APRIL 28, 2005

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Section 2.8	No Breach of Material Contracts

Section 2.9	Material Third Party Consents

Section 2.10	Litigation

Section 2.11	Restrictions on Business Activities

Section 2.12	Governmental Authorization

Section 2.13	Compliance With Laws

Section 2.14	Title to Property

Section 2.15	Title to Property

Section 2.16	Environmental Matters

Section 2.17	Taxes

Section 2.18	Employee Benefit Plans

Section 2.19	Employee Matters

Section 2.20	Interested Party Indebtedness

Section 2.21	Insurance

Section 2.22	Minute Books and Stock Records

Section 2.23	Brokers’ and Finders’ Fees

Section 2.24	Products; Product Warranties

Section 2.25	Revenues

Section 2.26	Information Furnished

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 3.1	Organization, Standing and Power

Section 3.2	Capital Structure

Section 3.3	Authority

Section 3.4	SEC Documents; Financial Statements

Section 3.5	Absence of Undisclosed Liabilities

Section 3.6	Broker’s and Finders’ Fees

Section 3.7	Shareholder Approval

Section 3.8	Approval

Section 3.9	Absence of Certain Changes

Section 3.10	Financing

Section 3.11	No Litigation

ARTICLE IV CONDUCT PRIOR TO THE CLOSING DATE

Section 4.1	Conduct of Business of the Company

Section 4.2	Restriction on Conduct of Business of the Company

Section 4.3	Solicitation

Section 4.4	Shareholder Approval

ARTICLE V ADDITIONAL AGREEMENTS

Section 5.1	Preparation of Information Statement

Section 5.2	Information Supplied

Section 5.3	Access to Information

Section 5.4	Confidentiality

Section 5.5	Public Disclosure

Section 5.6	HSR Act

Section 5.7	Consents; Cooperation

Section 5.8	Legal Requirements

Section 5.9	Form S-8

Section 5.10	Company Options

Section 5.11	Reasonable Efforts and Further Assurances

Section 5.12	Indemnification of Directors and Officers

Section 5.13	FIRPTA Certificate

Section 5.14	Employment Matters

Section 5.15	Advice of Changes

Section 5.16	Progress in Preparation of Audited Financials

Section 5.17	Use of Loan Proceeds

ARTICLE VI CONDITIONS TO THE CLOSING

Section 6.1	Conditions to Obligations of Each Party to Effect the Merger

Section 6.2	Additional Conditions to Obligations of the Company

Section 6.3	Additional Conditions to the Obligations of Parent and Merger Sub

Section 6.4	Frustration of Conditions

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

Section 7.1	Termination

Section 7.2	Effect of Termination

Section 7.3	Expenses

Section 7.4	Amendment

Section 7.5	Extension; Waiver

ARTICLE VIII ESCROW AND INDEMNIFICATION

Section 8.1	Escrow Fund

Section 8.2	Indemnification

Section 8.3	Escrow Period

Section 8.4	Claims upon Escrow Fund

Section 8.5	Objections to Claims

Section 8.6	Resolution of Conflicts; Arbitration

Section 8.7	Shareholders’ Agent

Section 8.8	Actions of the Shareholders’ Agent

Section 8.9	Third-Party Claims

Section 8.10	Reliance.

Section 8.11	Indemnification by Parent

ARTICLE IX GENERAL PROVISIONS

Section 9.1	Certain Definitions

Section 9.2	Survival

Section 9.3	Notices

Section 9.4	Interpretation

Section 9.5	Counterparts

Section 9.6	Entire Agreement; Nonassignability; Parties in Interest

Section 9.7	Severability

Section 9.8	Sole Remedy; Maximum Aggregate Liability

Section 9.9	Governing Law

Section 9.10	Rules of Construction

Section 9.11	Specific Performance

Section 9.12	Descriptive Headings

Section 9.13	Designation of Shareholder Agent

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EXHIBITS

Exhibit A	Form of Agreement of Merger
Exhibit B	Form of Shareholder Agreement
Exhibit C-1	Form of FIRPTA Certificate
Exhibit C-2	Form of IRS Notice
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Parent Counsel Legal Opinion
Exhibit F	Form of Company Counsel Legal Opinion
Exhibit G	Form of Employment Agreement
Exhibit H	Shareholders’ Plan Terms

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of April 28, 2005, is made by and among Pixelworks, Inc., an Oregon corporation (“Parent”), Twain Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Equator Technologies, Inc., a Delaware corporation (the “Company”) and, only with respect to Sections 8.4 through 8.9, Section 8.11 and Section 9.3, Robert C. Fox, Jr., as Shareholders’ Agent (the “Shareholders’ Agent”).

RECITALS

WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its shareholders to consummate, the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby in accordance with the provisions of Oregon law; and

WHEREAS, the Board of Directors of the Company (the “Company Board”), having carefully considered the long-term prospects and interests of the Company and its shareholders, has approved the transactions contemplated hereby and has resolved to recommend to its shareholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of each of Merger Sub and the Company, and the sole stockholder of Merger Sub have approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law (“Delaware Law”); and

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1            The Merger

At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement, the form of Agreement of Merger attached hereto as Exhibit A (the “Agreement of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2            Closing

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Pacific time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement (the “Closing Date”), at the offices of Ater Wynne LLP, 222 SW Columbia Street, Suite 1800, Portland, Oregon 97201, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3            Effective Time

Upon the terms and subject to the conditions set forth in Article VI of this Agreement, contemporaneously with or as soon as practicable after the closing, a properly executed certificate of merger conforming to the requirements of Delaware Law shall be filed with the Secretary of State of the State of Delaware.  The merger shall become effective at the time such certificate of merger is filed with the Delaware Secretary of State (the “Effective Time”).  The parties hereto shall make all other filings, recordings or publications required by Delaware Law in connection with the Merger.

Section 1.4            Effect of the Merger

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Delaware Law.

Section 1.5            Certificate of Incorporation; Bylaws

(a)           As indicated in the exhibits to the Agreement of Merger, immediately after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub as of immediately prior to the Effective Time, and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such certificate of incorporation of the Surviving Corporation.

(b)           Immediately after the Effective Time, the bylaws of Surviving Corporation shall be the bylaws of Merger Sub as of immediately prior to the Effective Time, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

Section 1.6            Directors; Officers

(a)           Company shall take such action necessary or desirable before the Effective Time to cause:  (i) the directors of the Company immediately prior to the Effective Time to resign as of the Effective Time and (ii) the directors of Merger Sub immediately prior to the Effective Time to become the directors of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(b)           Company shall take such action necessary or desirable before the Effective Time to cause:  (i) the officers of the Company immediately prior to the Effective Time to resign as of the Effective Time and (ii) the officers of the Merger Sub immediately prior to the Effective Time to become the officers of the Surviving Corporation as of the Effective time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7            Merger Consideration; Effect on Capital Stock

(a)           Definitions relating to Equity Securities of the Company.

(1)           “Company Capital Stock” means, collectively:

•      all shares of Common Stock of the Company, $0.001 par value per share (the “Company Common Stock”);

•      all shares of Series E Preferred Stock of the Company, $0.001 par value per share (the “Series E Preferred Stock”);

•      all shares of Series F Preferred Stock of the Company, $0.001 par value per share (the “Series F Preferred Stock”);

•      all shares of Series F-1 Preferred Stock of the Company, $0.001 par value (the “Series F-1 Preferred Stock”); and

•      all other shares of Preferred Stock of the Company (the “Other Preferred Stock”) (the Series E Preferred Stock; Series F Preferred Stock, Series F-1 Preferred Stock and Other Preferred Stock are together referred to as “Company Preferred Stock”).

(2)           “Company Warrants” means collectively:  All warrants outstanding as of immediately prior to the Effective Time for the purchase of Company Common Stock or Company Preferred Stock.

(3)           “Company Options” means collectively:  All options to purchase shares of Company Common Stock granted under the Company’s 1996 Stock Plan or any other stock option plan, program or agreement maintained by the Company or to which the Company is a party.

(4)           The “Other Rights Outstanding” shall be the number of shares of Company Common Stock issuable pursuant to any and all outstanding warrants, calls, subscriptions, conversion, exchange or other similar rights, agreements or commitments to acquire any shares of Company Capital Stock which are exercisable immediately prior to the Effective Time, treated as if converted or exercised for Company Common Stock, but excluding Company Capital Stock, Company Options and Company Warrants.

(5)           “Common Stock Outstanding” shall be the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(6)           “Preferred Stock Outstanding” shall be the aggregate number of shares of Company Common Stock that would be issued to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time if such Company Preferred Stock were converted into Company Common Stock immediately prior to the Effective Time.

(7)           The “Attributable Options” shall be equal to (i) the aggregate number of shares of Company Common Stock issuable under Company Options for Company Common Stock outstanding immediately prior to the Effective Time less (ii) 753,536.

(8)           The “Attributable Warrants” shall be the number of shares of Company Common Stock issuable under any Company Warrants outstanding immediately prior to the Effective Time (on an as-converted basis, adjusted for stock splits, recapitalizations and the like); provided however, that Company Warrants with an exercise price of greater than $1.27 per share (on an as-converted basis, adjusted for stock splits, recapitalizations and the like) shall be excluded.

(9)           “Fully Diluted Company Common Shares” shall be that number of shares of equal to the sum of (i) the Common Stock Outstanding, (ii) the Preferred Stock Outstanding, (iii) the Attributable Options, (iv) the Attributable Warrants, if any, and (v) the Other Rights Outstanding, if any.

(b)           Definitions Relating to Merger Consideration.

(1)           The “Merger Consideration” shall be:   $120,500,000.

(2)           The “Allocable Merger Consideration” shall be the Merger Consideration less the sum of (i) the amount set aside by the Shareholders for the Shareholders’ Bonus Plan pursuant to Section 1.13; (ii) the amount of the Company Management Incentive Plan paid pursuant to Section 1.14 and (iii) the amount paid to satisfy the Specified Indebtedness pursuant to Section 1.15.

(3)           The “Aggregate Liquidation Preference” shall be the amounts paid to the holders of Company Preferred Stock as liquidation preference pursuant to the Company Certificate effective immediately prior to the Effective Time, not including any amounts paid to Company Preferred Stock as “remaining assets” (or the term used to describe proceeds remaining after payment of the Preferred Stock liquidation preference amounts in the then effective Company Certificate).

For clarity and illustration: At the time of this Agreement, (i) there are outstanding shares of Series E Preferred Stock, Series F Preferred Stock and Series F-1 Preferred Stock; (ii) there are no outstanding shares of Other Preferred Stock; (iii) the per share liquidation preference amounts with respect to the Series E Preferred Stock, Series F Preferred Stock and Series F-1 Preferred Stock are $130.87, $0.14 and $0.14 respectively; (iv) assuming no changes to items (i), (ii) and (iii) above and that 260,399, 42,281,322 and 3,111,112 shares of Series E Preferred Stock, Series F Preferred Stock and Series F-1 Preferred Stock respectively are outstanding at the Effective time, the Aggregate Liquidation Preference would be $40,433,357.89.

(4)           The “Remaining Merger Consideration” shall be:  The Allocable Merger Consideration less the Aggregate Liquidation Preference.

(5)           The “Per Share Remaining Merger Consideration” shall be:  The Remaining Merger Consideration divided by the Fully Diluted Company Common Shares.

(6)           The “Option Allocation” shall be an amount equal to product of (i) the Attributable Options and (ii) the Per Share Remaining Merger Consideration.

(c)           Merger Consideration.

(1)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each outstanding share of Company Common Stock and Company Preferred Stock (other than shares, if any, which are Dissenting Shares), shall, upon the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished and automatically exchanged for the applicable respective portion of the Merger Consideration, calculated pursuant to Section 1.7(b) and the Company Certificate, subject to the setting aside of the Escrow Fund and the provisions of Article VIII.

For clarity and illustration, making the assumptions specified in Section 1.7(b)(2)(iv), and subject in all cases (other than Company Common Stock) to the setting aside of the Escrow Fund and the provisions of Article VIII:

•              Each share of Series E Preferred Stock would be exchanged for the right to receive $130.87 plus an amount equal to the Per Share Remaining Merger Consideration.

•              Each share of Series F Preferred Stock would be exchanged for the right to receive $0.14 plus an amount equal to the Per Share Remaining Merger Consideration.

•              Each share of Series F-1 Preferred Stock would be exchanged for the right to receive $0.14 plus an amount equal to the Per Share Remaining Merger Consideration.

•              Each share of Company Common Stock would be exchanged for the right to receive an amount equal to the Per Share Remaining Merger Consideration.

(2)           With respect to each separate class (in the case of a class of Company Capital Stock that has not been designated into series) or each separate series of Company Capital Stock, the per share amount to be paid to the holders of such class or series pursuant to Section 1.7(c)(1) shall respectively be called the “Cash Exchange Ratio” for that class or series.

(3)           The aggregate amount of cash to be paid to each holder of Company Capital Stock (a “Shareholder”) hereunder shall be calculated by aggregating all shares of Company Capital Stock held by such Shareholder and multiplying, for each share, by the respective Cash Exchange Ratio, and rounded (after aggregation) to the nearest whole cent, so that the aggregate amounts paid to Shareholders plus the Option Allocation is equal to the Allocable Merger Consideration.

(d)           Assumption of Company Options.  As described in Section 5.10, the Company Options that are outstanding immediately prior to the Effective Time shall be assumed by Parent subject to the terms of such Company Option and become exercisable for shares of common stock, $0.01 par value per share, of Parent (the “Parent Common Stock”).

(e)           Exchange of Company Warrants and Other Rights Outstanding.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Company Warrant and each Other Right Outstanding, shall, to the extent not previously canceled, terminated or extinguished in accordance with its terms, be exercisable for an amount of cash equal to the Per Share Remaining Merger Consideration multiplied by the number of shares of Company Common Stock for which the Company Warrant or Other Right Outstanding may be exercised.

(f)            Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(g)           Adjustments to Cash Exchange Ratio.  The Cash Exchange Ratio (and any amounts or numbers described by defined terms used to calculate the Cash Exchange Ratio) applicable to any class or series of Company Common Stock shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization or other like change with respect to Company Capital Stock occurring after the date hereof and prior to the Effective Time so as to provide Parent and the holders of Company Common Stock and Company Preferred Stock the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

(h)           Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company for which the holder thereof has demanded an appraisal of their value in accordance with Section 262 of the Delaware Law or (to the extent applicable) Chapter 13 of the California Corporations Code (the “CCC”) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of Merger Consideration in accordance with Section 1.7(c), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the Delaware Law or (to the extent applicable) Chapter 13 of the CCC; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) a portion of the Merger Consideration in accordance with Section 1.7(c).

(i)            Notices and Proceedings. The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase Dissenting Shares pursuant to Section 262 of the Delaware Law or (to the extent applicable) Chapter 13 of the CCC and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware Law or (to the extent applicable) the CCC, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed.

(j)            Cancellation of Company Capital Stock Owned by Parent.  At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled.

Section 1.8            Surrender of Certificates

(a)           Exchange Agent.  Mellon Investor Services LLC shall act as exchange agent (the “Exchange Agent”) in connection with the Merger.

(b)           Parent to Provide Cash.  Promptly after the Effective Time, Parent shall deliver to the Exchange Agent for exchange and payment in accordance with this Article I (and subject to the escrow provisions of Section 1.8(c) and Article VIII), through such reasonable procedures as Parent may adopt, the cash issuable pursuant to Section 1.7(c) as Merger Consideration.

(c)           Exchange Procedures.  Promptly after the date hereof, Parent shall provide to the Company, the letter of transmittal and instructions described below and a form of certification of lost instrument and indemnity (as contemplated by Section 1.9), for delivery by the Company at the election of the Company to the Shareholders together with the Information Statement described in Section 5.1.  To the extent Stock Certificates and transmittal materials have not been previously delivered to Parent or the Exchange Agent, promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate representing shares of Company Common Stock or Company Preferred Stock (“Stock Certificate”) whose shares were converted into the right to receive the a portion of the Merger Consideration, (i) a letter of transmittal (which shall be in customary form and have such other provisions as are reasonably acceptable to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Stock Certificates in exchange for the a portion of the Merger Consideration.  Upon surrender of a Stock Certificate for cancellation (or, as applicable, a certification of lost instrument and indemnity) to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Stock Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has a right to receive as Merger Consideration (less the applicable proportion of the Escrow Cash attributable to such holder), and any Stock Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each outstanding Stock Certificate that, prior to the Effective

Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the portion of the Merger Consideration into which such shares of Company Capital Stock shall have been so converted.  As soon as practicable after the Effective Time, and subject to, and in accordance with, the provisions of Article VIII, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VIII) an amount equal $12,000,000 (the “Escrow Fund Amount”, which amount when deposited with the Escrow Agent shall become the “Escrow Cash”), which shall be set aside from distributions of the portion of Merger Consideration into which shares of Company Capital Stock (other than Company Common Sock) shall have been converted.  The Escrow Cash shall be governed by and released in accordance with Article VIII and the Escrow Agreement.

(d)           Conversion Schedule.  The Company has provided Parent with a schedule, which is true, correct, and complete, showing the Merger Consideration to be issued to each holder of Company Capital Stock and each holder of rights to acquire Company Capital Stock including the portion of such Merger Consideration to be deposited in the Escrow Fund (defined in Section 8.1), as of the execution of this Agreement as if the Effective Time and the exchange of shares for cash pursuant to the Merger had occurred as of the date of the execution of this Agreement.  The Company shall prepare and deliver to Parent an updated, final, true, correct, and complete schedule as of the Effective Time.

(e)           Dissenting Shares.  The provisions of this Section 1.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares a portion of the Merger Consideration.

Section 1.9            No Further Ownership Rights in Company Capital Stock

The Merger Consideration issued upon the surrender for exchange of Stock Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the appropriate portion of the Merger Consideration as provided in this Article I.

Section 1.10         Lost, Stolen or Destroyed Certificates

In the event that any Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay the applicable portion of the Merger Consideration in exchange for such lost, stolen or destroyed Stock Certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stock Certificates to (a) deliver a bond in such sum as the Exchange Agent may direct as indemnity, (b) certify the loss, theft or destruction of such Stock Certificate and (c) agree to indemnify Parent for damages suffered by Parent as a result of such loss, theft or destruction or against any claim that may be made against Parent, the Surviving Corporation or the Exchange

Agent with respect to the Stock Certificates alleged to have been lost, stolen or destroyed, such certification and indemnity to be provided in a customary form reasonably satisfactory to Parent.

Section 1.11         Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is reasonable and not inconsistent with this Agreement.

Section 1.12         Shareholder Agreements

Concurrently with the execution and delivery of this Agreement, Parent and certain holders of Company Capital Stock have entered into Shareholder Agreements in the form of Exhibit B attached hereto (the “Shareholder Agreements”), pursuant to which, among other things, each such holder has agreed to vote shares of Company Capital Stock held by them in favor of approval and adoption of the Merger and this Agreement.

Section 1.13         Shareholders’ Bonus Plan

Prior to the Effective Time, the Shareholders will establish a Shareholders’ Bonus Plan, pursuant to which, at the Effective Time, the Shareholders will direct Parent or the Surviving Corporation to distribute $3,000,000 of the total Merger Consideration, which would otherwise be payable to the Shareholders, to the administrator of the Shareholders’ Bonus Plan to be administered in accordance with the Shareholders’ Bonus Plan, including substantially the terms set forth in Exhibit H.  The funds thus set aside by the Shareholders pursuant to the Shareholders’ Bonus Plan will be deducted from the Merger Consideration in the computation set forth in Section 1.7(b)(2).  The administrator of the Shareholders’ Bonus Plan will be specified by the Shareholders’ Agent.

Section 1.14         Employee Bonus

Immediately following the Effective Time, Parent shall cause the Surviving Corporation to pay to certain of its employees cash bonuses in the aggregate amount of $3,000,000 (the “Company Management Incentive Plan Amount”) pursuant to the Company’s existing management incentive plan (the “Company Management Incentive Plan”) as in effect at the Effective Time.  The payments so made under Company Management Incentive Plan will be deducted from the Merger Consideration in the computation set forth in Section 1.7(b)(2).

Section 1.15         Retirement of Specified Company Indebtedness

At the Effective Time, Parent shall take any and all necessary action to provide the funds to, or to cause the funds to be provided to, the Company to enable the Company to repay the Company’s indebtedness pursuant to that certain note payable dated January 8, 2004 in the original principal amount of $5,000,000 plus any unpaid interest accrued thereupon, provided that the creditor holding such note shall have agreed to release the Company, Parent and the Shareholders from any further liability regarding such debt upon receipt of payment in full.  The outstanding balance of principal and unpaid interest as of the Effective Time is set forth in Section 1.15 of the Company Disclosure Schedule.  All amounts paid to the Company by Parent to repay such note shall be deemed “Specified Indebtedness.”  All Specified Indebtedness will be deducted from the Merger Consideration in the computation set forth in Section 1.7(b)(2).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, except as contemplated by this Agreement or the Ancillary Agreements and except as disclosed in the corresponding section of that document of even date herewith delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company makes the representations and warranties set out on this Article II to Parent and Merger Sub as of the date hereof.  In preparation of the Company Disclosure Schedule, where the same disclosure is required by more than one section below, the Company shall make principal disclosure where the Company determines in good faith that disclosure is most applicable and shall endeavor in good faith to make cross-references in sections of the Company Disclosure Schedule as applicable; provided however, that cross-references shall not be required and any disclosure in one section of the Company Disclosure Schedule shall be deemed disclosed in all other sections of the Company Disclosure Schedule where it is reasonably apparent from the disclosure that the disclosure would apply in other sections.

Section 2.1            Organization, Standing and Power

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction listed in Section 2.1(a) of the Company Disclosure Schedule and in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company.  The Company has delivered to Parent a true and correct copy of the Certificate of Incorporation (“Company Certificate”) and Bylaws of the Company (“Company Bylaws”), each as amended to date.  The Company is not in violation of any material provision of its Certificate of Incorporation or Bylaws.

(b)           Section 2.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list and description of the Company’s direct or indirect equity or ownership interests in, or any interests convertible, exchangeable or exercisable for any equity or ownership interests in, any corporation, partnership, joint venture or other business association or entity.

Section 2.2            Authority

(a)           The Company has the requisite power and authority to enter into this Agreement and the other agreements set forth in the exhibits hereto (collectively, the “Ancillary Agreements”) to which the Company is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company’s shareholders.  This Agreement and each Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and assuming due execution and delivery by the other parties thereto constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)           The execution and delivery of this Agreement or any Ancillary Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss or any material benefit under, (i) any material provision of the Company Certificate or Bylaws of the Company, or (ii) any Material Contract (as defined in Section 2.7) or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.  Except for the filing and recordation of the Agreement of Merger in accordance with the requirements of Delaware Law and filings or notices required in accordance with applicable Antitrust Laws, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a “Governmental Entity”), or any private third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

Section 2.3            Capitalization; Title to the Shares

(a)           Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (i) 130,000,000 shares of Company Common Stock, of which 752,982 shares are issued and outstanding, and (ii) 52,265,206 shares of Company Preferred Stock, of which (A) 273,224 have been designated Series E Preferred Stock, 260,399 shares of which are issued and outstanding, (B) 47,880,870 have been designated Series F Preferred Stock, 42,281,322 shares of which are issued and outstanding (C) 3,111,112 have been designated Series F-1 Preferred Stock, all of which are issued and outstanding, and (D) 1,000,000 have been designated Series G Preferred Stock, none of which are issued and outstanding.  As of the date hereof, 9,030,940 shares of Company Common Stock are reserved for issuance of options to purchase shares of Company Common Stock under the Company’s 1996 Stock Plan (including all shares reserved for issuance pursuant to outstanding options, all shares previously issued pursuant to exercises of options and all shares reserved for issuance pursuant to future grants of options) and 222,842 shares of Company Common Stock are reserved for issuance of options to purchase shares of Company Common Stock under all other stock option plans, programs or agreements maintained by the Company or to which the Company is a party (including all shares reserved for issuance pursuant to outstanding options, all shares previously issued pursuant to exercises of options and all shares reserved for issuance pursuant to future grants of options).  As of the date hereof, 8,706,206 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options under the 1996 Stock Plan and 215,373 shares of Company Common Stock are reserved for issuance pursuant to other Company Options.  As of the date hereof, 12,105 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Warrants.  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Certificate or the Bylaws of the Company or any agreement to which the Company is a party or by which the Company is bound.  The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Company Certificate.  Each share of Company Preferred Stock is convertible into one share of Company Common Stock.  Each of the outstanding Company Options and Company Warrants has been duly authorized and validly issued, and is not subject to preemptive rights or rights of first refusal created by statute, the Company Certificate or the Bylaws of the Company or any agreement to which the Company is a party or by which the Company is bound.

Except as set forth above, as of the date hereof, (i) there are no other shares of capital stock or any other securities of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or indebtedness convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares, Voting Debt or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

The Company has no Indebtedness.  For purposes of this Agreement, “Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all agreements of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.  For clarity, Indebtedness does not include current trade debt incurred in the ordinary course of business and payable in accordance with customary practices.

(b)           Title to the Shares.  Section 2.3(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each record holder of Company securities and the number and class and series or other identifier of such securities owned by each such holder.

Section 2.3(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all record holders of Company Options including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option.

Section 2.3(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all record holders of Company Warrants including the number of shares of Company Common Stock or Company Preferred Stock subject to each such warrant, the exercise price per share and the term of each such warrant.

Section 2.3(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all record holders of Other Rights Outstanding including the number of shares of Company Common Stock or Company Preferred Stock subject to each such right, the exercise price per share and the term of each such right.

Section 2.4            Financial Statements

The Company has previously provided Parent with its unaudited balance sheet as of March 31, 2005 (the “Company Balance Sheet”) and unaudited statements of results of operations and cash flows for the year then ended (collectively, including the notes thereto, the “Financial Statements”).  The Financial Statements were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) on a basis consistent throughout the periods indicated and consistent with each other (except (i) as may be indicated in the notes thereto and (ii) that the Financial Statements do not contain footnotes required by GAAP, (iii) normal, immaterial year-end audit adjustments not made).  The Financial Statements fairly present, in all material respects, in accordance with GAAP consistently applied, the financial condition of the Company as of such dates and its results of operations and cash flows for such fiscal periods.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with the management of the Company’s (the “Management’s”) general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with the Management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

To the Company’s knowledge, nothing has come to the attention of management of the Company since the respective dates of the Financial Statements that would indicate that such Financial Statements were not true and correct in all material respects as of the date thereof.

Section 2.5            Absence of Certain Changes

Except as and to the extent set forth in the Financial Statements, from March 31, 2005 (the “Balance Sheet Date”) to the date of this Agreement, the Company has not:

(a)           suffered any Material Adverse Effect;

(b)           incurred any liabilities or obligations, except items incurred in the ordinary course of business, consistent with past practice, which exceed $50,000 individually or $250,000 in the aggregate;

(c)           paid, discharged or satisfied any claims, liabilities or obligations other than (i) the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice of liabilities and obligations reflected or reserved against in the Company Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practice since the Balance Sheet Date;

(d)           failed to pay any of its debts when due and in accordance with their terms, except those debts contested in good faith and immaterial in amount;

(e)           permitted or allowed any of its properties or assets to be subjected to any liens, except for (i) liens for current taxes not yet due or (ii) liens the incurrence of which would not have a Material Adverse Effect on the Company;

(f)            cancelled any debts or waived any claims or rights of substantial value;

(g)           sold, transferred, or otherwise disposed of any of its material properties or assets, except in the ordinary course of business, consistent with past practice;

(h)           increased in any manner the compensation or benefits of any director, officer or employee of the Company (including any such increase pursuant to any bonus, pension, profit sharing, incentive compensation or other plan, program, agreement or commitment) or increased in any manner the compensation or benefits payable or to become payable to any director, officer or employee of the Company;

(i)            adopted, entered into or amended any bonus, pension, profit sharing, incentive compensation, employment, consulting, severance, termination, deferred compensation or other plan, program, agreement or commitment, other than as required pursuant to applicable law, or made any change in any severance or termination plan, policy or practices;

(j)            entered into any Material Contract, or any material amendment or termination of any Material Contract;

(k)           made any capital expenditure or acquired any property, plant and equipment for a cost in excess of $100,000;

(l)            declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

(m)          made any change in any method of Tax or financial accounting or accounting practice or made or changed any election for United States federal, state, local or foreign Tax purposes;

(n)           settled or compromised any United States federal, state, local or foreign income Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

(o)           paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate or associate of any of their officers, directors or shareholders except for directors’ fees, and compensation to officers at rates not inconsistent with the Company’s past practice; or

(p)           agreed, whether in writing or otherwise, to take any action described in this Section 2.5.

Section 2.6            Absence of Undisclosed Liabilities

Except as and to the extent provided in the Company Balance Sheet, the Company did not have at the Balance Sheet Date any obligations or liabilities of any nature (matured or unmatured, fixed, or contingent or otherwise) that were not fully reflected or fully reserved against in the Company Balance Sheet, except for liabilities that do not result in a Material Adverse Effect to the Company incurred in the ordinary course of business, consistent with past practice, which are not required to be reflected in the Company Balance Sheet or the notes thereto under GAAP.  As of the Closing Date, the Company will not have any obligations or liabilities of any nature (matured or unmatured, fixed, or contingent or otherwise) other than (a) those set forth or adequately provided for in the Company Balance Sheet or the notes thereto, and (b) those incurred in the ordinary course of business consistent with the terms of this Agreement and not required to be disclosed by the Company on a balance sheet prepared as of the Closing Date under GAAP.

Section 2.7            Material Contracts

Section 2.7 of the Company Disclosure Schedule sets forth a true, correct and complete list and description of all material contracts with current effect to which the Company is a party or by which the Company is bound (the “Material Contracts”), including without limitation:

(a)           any distributor, advertising, agency or manufacturer’s representative contract;

(b)           any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact required payment to or from the Company of more than $50,000 over the remaining life of the contract;

(c)           except for contracts referenced in Section 2.15 of the Company Disclosure Schedule any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement, except contracts that involve payment or receipt by the Company of less than $50,000;

(d)           any trust indenture, mortgage, promissory note, loan agreement or other contract relating to Indebtedness or to any currency exchange, commodities or other hedging arrangement;

(e)           any contract for capital expenditures in excess of $100,000 in the aggregate;

(f)            any contract conveying any rights to the Company’s Intellectual Property (as defined in Section 2.15) or limiting the freedom of the Company to engage in any line of business or to compete with any other “person” as that term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any confidentiality, secrecy or non-disclosure contract;

(g)           any contract involving payment of more than $50,000 by the Company over the remaining life of the pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property; or

(h)           any contract with any employee, consultant, director or affiliate of the Company.

Section 2.8            No Breach of Material Contracts

The Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and to its knowledge, is not alleged to be in default in respect of, any Material Contract.  Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract.

Section 2.9            Material Third Party Consents

Section 2.9 of the Company Disclosure Schedule includes every contract which, if no novation occurs to make the Surviving Corporation a party thereto or if no consent is obtained, would impair Parent’s ability to operate the business of the Surviving Corporation in the same manner as the business was operated by the Company immediately prior to the Closing Date.  Section 2.9 of Company Disclosure Schedule also includes every permit, concession, franchise or license which, if no new permit, concession, franchise or license is issued to the Surviving Corporation or if no consent is obtained, would impair Parent’s ability to operate the business of the Surviving Corporation in the same manner as the business was operated by the Company immediately prior to the Closing Date.

Section 2.10         Litigation

There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, any of its properties or any of its officers or directors (in their capacities as such) that questions the validity of this Agreement or of any Ancillary Agreement, that seeks to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the Company, nor is the Company aware of any basis for the foregoing.  The foregoing includes, without limitation, actions pending or threatened (or any basis for such actions known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.  The Company has no litigation pending, or that the Company intends to initiate, against other parties.  There is no judgment, decree or order against or binding upon the Company or, to the knowledge of the Company, any of its directors or officers (in their capacities as such).

Section 2.11         Restrictions on Business Activities

There is no agreement, judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

Section 2.12         Governmental Authorization

The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) that is required for the operation of the business of the Company or the holding of any such interest (collectively, “Company Authorizations”).  All Company Authorizations are in full force and effect.

Section 2.13         Compliance With Laws

The Company has complied with, and has not received any notices of violation that remain outstanding with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business.  The Company has operated its business in compliance with all applicable export control laws and regulations.

Section 2.14         Title to Property

The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business, consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character (“Liens”), except (i) liens for current taxes not yet delinquent, (ii) such imperfections of title, liens and easements arising by, through or under the lessor thereof or as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet, including security interests disclosed on Section 2.14 of the Company’s Disclosure Schedule.  The property and equipment of the Company that are used in the operations of business are in good operating condition and repair in all material respects, subject to normal wear and tear and are reasonably fit and usable for the purposes for which they are being used.  The Company’s property and assets, both owned and leased, are sufficient to enable it to conduct its business as presently conducted.  Section 2.14 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company.  No representations are made in this Section 2.14 with respect to Intellectual Property rights.

Section 2.15         Title to Property

(a)           Generally.  Section 2.15(a) of the Company Disclosure Schedule sets forth, for each of the following items (collectively, the “Scheduled Company IP”) that is owned by the Company, in whole or in part, including jointly with others (such schedule indicating with an asterisk if such Intellectual Property or Trademark is jointly owned and, if so, the names of other joint owners and the list of agreements under which such ownership exists), a complete and accurate list of all (i) Patents (as defined below), identifying for each (A) the patent number and issue date (if issued) or application number and filing date (if not issued), (B) its title, (C) the named inventors and (D) the owner of record (such Patents that are so owned, in whole or in part, by Company being referred to as the “Company Patents”); (ii) registered or material unregistered Trademarks; the term “Trademarks defined as all registered and unregistered trademarks service marks, trade names, internet domain names, logos, designs and general intangibles of like nature (collectively, Trademarks), pending applications for registration of Trademarks and material unregistered Trademarks, identifying for each (A) its registration (as applicable) and application numbers, (B) the owner of record (C) its current status and (D) if registered or if an application for registration has been filed, the class(es) of goods or services to which it relates (such Trademarks that are so owned, in whole or in part, by Company being referred to as the “Company Trademarks”); and (iii) registered Copyrights (as defined below), indicating for each (A) the applicable jurisdiction, (B) registration number (or application number), (C) the date issued (or filed) and (D) the owner of record (such Copyrights that are so owned, in whole or in part, by Company being referred to as the “Company Registered Copyrights”) and (iv) mask work rights.  For purposes of this Agreement, “Intellectual Property” means all rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (A) patents and patent applications, including any continuation, continuation-in-part, divisional, reissue, renewal, provisional patent applications, and any patents issuing therefrom, and rights in respect of utility models and industrial designs (collectively, “Patents”); (B) copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively, “Copyrights”); (C) trade secrets and other confidential information, know-how, technical data, technology, research and development information, product roadmaps, board layouts, ASIC designs, net lists, RTL and high level definition language descriptions of Company’s current and contemplated products, bills of materials, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data, information or documentation, in each case to the extent that any of the foregoing derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (all of the foregoing in clause (C) collectively, “Trade Secrets”), and (D) mask work rights and other rights protecting integrated circuit or chip topographies or designs and any and all other proprietary, intellectual or industrial property rights of any kind or nature other than Trademarks, Patents, Copyrights or Trade Secrets (collectively, “Other Intellectual Property Rights”).

(b)           Trademarks.

(1)           All registered Company Trademarks are in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the use, priority or enforceability of Company Trademark in question.

(2)           No registered Company Trademark or, to the knowledge of Company, any Trademark that is exclusively licensed to Company (“Exclusively Licensed Trademarks”), has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office or with any non-U.S. Governmental Entity which serves as the trademark authority of such non-U.S. jurisdiction.  To the Company’s knowledge, no such action has been threatened.

(3)           To Company’s knowledge, there has been no prior use of any Company Trademark by any other person that confers upon said person superior rights in any such Company Trademark.  To Company’s knowledge, the Company Trademarks may be used without infringing any other trademarks owned or controlled by any person.

(4)           Company has taken reasonable steps to police the Company Trademarks against infringement, and the Company Trademarks in each jurisdictions in which the Company Trademarks are registered, have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

(5)           To the knowledge of Company, all registered Company Trademarks are valid and enforceable, without any qualification, limitation or restriction thereon (other than class restrictions) or on the use thereof and Company has not received any notice or claim, whether written or (to the Company’s knowledge) oral, challenging or questioning the validity or enforceability of any of such registered Company Trademarks or indicating an intention on the part of any person to bring a claim that any of such registered Company Trademarks are invalid or unenforceable.

(6)           Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the registered Company Trademarks) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Company Trademarks.

(7)           Company has not granted to any person any right, license or permission to use any of the Company Trademarks or Exclusively Licensed Trademarks other than pursuant to any license agreement disclosed on Section 2.15(g)(ii) of the Company Disclosure Schedule.

(8)           Company has not terminated, or received any notice written, (or to its knowledge, oral) of default or termination or threat of termination for or with respect to, any agreement under which any trademark owned or controlled by another person is licensed to Company and Company has not taken any action that could cause the termination of or the default under any such agreement.

(c)           Patents.

(1)           All Company Patents are in compliance with all legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the Company Patent in question, and Company has not taken any action or failed to take any action (including a failure to disclose material prior art pertaining to any Company Patent of which Company has knowledge), or used or enforced (or failed to use or enforce) any Company Patent in a manner that would result in the abandonment or unenforceability of such Company Patent.

(2)           No Company Patent or, to the knowledge of Company, any Patent that is exclusively licensed to Company (an “Exclusively Licensed Patent”) has been or is now involved in any litigation, administrative proceeding, interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or with any non-U.S. Governmental Entity which serves as the patent authority of such non-U.S. jurisdiction.  To Company’s knowledge, no such action has been threatened.  To the knowledge of Company, there is no patent of another person that is interfering with any Company Patent or Exclusively Licensed Patent.

(3)           To the knowledge of Company, all issued Company Patents and Exclusively Licensed Patents are valid and enforceable.  Company has taken reasonable steps to protect its rights in the Company Patents and inventions the Company desires to pursue patents on in accordance with standard industry practice.  Company has not received any written (or to its knowledge, oral) notice or claim challenging or questioning the validity or enforceability of any Company Patents or Exclusively Licensed Patent or indicating an intention on the part of any person to bring a claim that any of the Company Patents or Exclusively Licensed Patents are invalid or unenforceable or have been misused, and there is no relevant prior art pertaining to any Company Patents of which Company has knowledge that was not disclosed during the prosecution of the patent application(s) therefor (or which has been highlighted by any European patent office), but which if such prior art had been disclosed would affect or would have affected the prosecution thereof or the scope of the patent claims ultimately that may be granted or that are granted in respect thereof.

(4)           There is no agreement, decree, arbitral award or other provision which obligates Company to grant licenses or ownership interests in future patents, inventions or developments, except as set forth under Schedule 2.15(c)(4).

(5)           To Company’s knowledge, the inventions disclosed in any of the Company Patents or the Exclusively Licensed Patents, and the inventions practiced in or by the Company’s products whether or not covered by Company or Exclusively Licensed Patents, may be practiced without infringing any patents owned or controlled by any other person (other than patents for which Company holds a current and valid license.)

(6)           Company has not granted to any person any right, license or permission to practice any of the inventions claimed in any of the Company Patents or Exclusively Licensed Patents other than pursuant to any license agreement disclosed on Section 2.15(g)(ii) of the Company Disclosure Schedule.

(7)           Company has not terminated, or received any written, or to its knowledge oral, notice of default or termination or threat of termination for or with respect to, any agreement under which any patents owned or controlled by another person are expressly licensed to Company and Company has not taken any action that could cause the termination of or the default under any such agreement.

(d)           Copyrights.

(1)           Company has not received any notice or claim (whether written, or to its knowledge oral,) challenging or questioning the validity or enforceability of any of the Company Registered Copyrights or any other Copyrights used by Company other than those as to which the rights being exercised by Company have been licensed from another person (collectively, “Company Owned Copyrights”) or indicating an intention on the part of any person to bring a claim that any Company Owned Copyright is invalid, is unenforceable or has been misused and no Company Owned Copyright otherwise has been challenged or threatened in any way.

Company has not taken any action or failed to take any action (including a failure to disclose required information to the United States Copyright Office or to any non-U.S. Governmental Entity that serves as the Copyright authority of such non-U.S. jurisdiction in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Company Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Company Owned Copyrights.

Company has taken all reasonable steps to protect Company’s rights in and to the Company Owned Copyrights.

Company has not granted to any person any right, license or permission to exercise any rights under any of the Company Owned Copyrights other than (A) non-exclusive licenses of Software granted in the ordinary course of business to customers or (B) pursuant to any license agreement set forth on Section 2.15(g)(ii) of the Company Disclosure Schedule.

(e)           Trade Secrets.

(1)           Company has taken all reasonable steps to protect its rights in confidential information and Trade Secrets owned by Company that the Company desires to maintain as confidential and/or as a Trade Secret (collectively, “Company Owned Trade Secrets”).  Company has taken all necessary steps to protect its rights in the confidential information and Trade Secrets of third parties where the terms of any agreements relating to such third party confidential information or Trade Secrets to which Company is a party require the Company to maintain the same as confidential.

(2)           Without limiting the generality of Section 2.15(e)(1), each employee, consultant and contractor has executed proprietary information, confidentiality and assignment agreements substantially in Company’s standard forms attached hereto as Section 2.15(e) of the Company Disclosure Schedule.  To Company’s knowledge, except under confidentiality obligations, there has been no disclosure by Company of material confidential information or any Company Trade Secrets, in each case that the Company desires to maintain as confidential and/or Trade Secrets. Section 2.15(e) of the Company Disclosure Schedule lists the name and job title of each employee that has excluded prior inventions from the invention assignment to the Company contained in the proprietary information, confidentiality and assignment agreements executed by such employee and the Company.  Company has not entered into a confidentiality agreement that restricts the use of third party confidential information (other than not to disclose the information to third parties) within Company.

(f)            Ownership.  Company owns exclusively all right, title and interest in and to all of the Scheduled Company IP, Company Owned Copyrights, Company Owned Trade Secrets, Company Software (as defined below), and Other Intellectual Property Rights that are owned by Company, free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (but subject to licenses granted by Company to another person in the ordinary course of business), and Company has not received any written (or to its knowledge, oral) notice or claim challenging Company’s ownership of any such Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the knowledge of Company is there a reasonable basis for any claim that Company does not so own any of such Intellectual Property.

(g)           License Agreements.  All license agreements granting to Company any right to use or practice any rights under any Intellectual Property other than end user licenses of Software that are commercially available on reasonable terms to any person for a license fee of no more than Twenty Thousand Dollars ($20,000) and are not otherwise material to Company, are called here, collectively, the “Inbound License Agreements.”  Section 2.15(g)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Inbound License Agreements, indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder, except that such schedule need not list (1) non-disclosure agreements that do not grant substantive use rights in Intellectual Property or Trademarks or (2) licenses for Administrative Materials, the term “Administrative Materials” defined as all hardware, software, information or other similar materials used by the Company for purposes of payroll, personnel administration, telephone, computer connectivity, word processing, and similar administrative functions which are not directly related to the development of Company products.  Section 2.15(g)(ii)

of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which Company licenses software or grants other rights to use or practice any rights under any Intellectual Property, excluding non-exclusive licenses with customers that in the twelve-month period prior to the date hereof have purchased or licensed products for which the total payments to Company did not exceed Twenty Thousand Dollars ($20,000) and otherwise are not material to Company (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto; except that such schedule need not list (i) non-disclosure agreements that do not grant substantive use rights in Intellectual Property or Trademarks or licenses for Administrative Materials.  The rights licensed under each Inbound License Agreement shall, subject to the satisfaction of the assignment consent obligations listed on Section 2.9 of the Company Disclosure Schedule, be exercisable by Parent on and immediately after the Closing to the same extent as by Company immediately prior to the Closing.  To Company’s knowledge, no loss or expiration (other than by expiration of the term of the relevant agreement)  of any Intellectual Property licensed to Company under any Inbound License Agreement is pending or reasonably foreseeable or threatened.  No licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by Company to the Intellectual Property licensed thereunder, although no representation is made concerning licenses for Administrative Materials.  There is no outstanding or, to Company’s knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement or the Intellectual Property licensed thereunder.  Company has not made any submission or suggestion to and is not subject to any agreement with a standards body or multi-party standards agreement that would obligate Company to grant licenses to or otherwise impair its control of its Intellectual Property.

(h)           Sufficiency of IP Assets.  Company owns or possesses adequate licenses or other rights to use, free and clear of all Liens, orders and arbitration awards, all of the Intellectual Property used in the design, manufacture, import, sale and support of the Company’s products, in past and current versions that have been shipped to customers (including in prototype) and, to the knowledge of Company, in versions of the Company’s products contemplated by Company, except as set forth on Section 2.15(g) of the Company Disclosure Schedule.  Company owns or possesses adequate licenses or other rights to use, free and clear of all Liens, orders and arbitration awards, all of the Intellectual Property used by it in its business (other than the design, manufacture, import, sale and support of the products addressed in the foregoing sentence) as currently conducted or as currently contemplated by Company to be conducted, except with respect to aspects of its business currently contemplated by Company but not sufficiently developed to require licenses to any third party materials that may eventually be necessary.  The Scheduled Company IP, Company Owned Copyrights, Company Trade Secrets and Company Software, together with Company’s rights under the licenses granted to Company under the Inbound License Agreements (collectively, the “Intellectual Property Assets”), constitute all the Intellectual Property rights used in the Company’s business as it is currently conducted and are all the Intellectual Property rights necessary to operate the Company’s business after the Closing Date in substantially the same manner as such business has been operated by Company prior thereto, excepting only end user licenses of Software that are commercially available on reasonable terms to any person for a license fee of no more than Twenty Thousand Dollars ($20,000).

(i)            Moral Rights.  All moral rights which may exist in any Intellectual Property owned or controlled by Company have been waived.

(j)            No Infringement by Company.  The development, manufacture, importation, sale and support of the Company products, the provision of any services provided by Company, the technology or materials manufactured, used, sold, offered for sale, imported, distributed or other commercial exploitation of any technology or materials by Company and the conduct of the Business as currently conducted and, to the knowledge of Company, as contemplated by Company and the use of the Intellectual Property Assets by Company do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any other person, including any Intellectual Property of any other person.

(k)           No Pending or Threatened Infringement Claims.  Except and to the extent disclosed in Section 2.15(k) of the Company Disclosure Schedule, no litigation is now or, within the three (3) years prior to the date of this Agreement, was pending, and no written (or to the Company’s knowledge, oral) notice or claim has been received by Company, alleging that Company has engaged in any activity or conduct (including contemplated activity or conduct by Company) that infringes upon, violates, dilutes or constitutes the unauthorized use of the Intellectual Property or trademark rights of any person, including without limitation any misappropriation of trade secrets claims, nor is there a reasonable basis for any such claim.  Except as specifically disclosed in one or more Schedules of the Company Disclosure Schedules pursuant to this Section 2.15, no Intellectual Property (i) that is owned by Company or the subject of an Inbound License Agreement is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by Company, provided that, with respect to Inbound License Agreements, the representation is made to the knowledge of Company, or (ii) that is the subject of an Outbound License Agreement is subject to any outstanding order, judgment, decree, or stipulation restricting the sale, transfer, assignment or licensing thereof by Company to any other person, provided again that, with respect to Intellectual Property that are obtained through Inbound License Agreements, this representation (k)(ii) is made to the knowledge of Company.

(l)            No Infringement by Third Parties.  Except as and to the extent disclosed on Section 2.15(l) of the Company Disclosure Schedule, to the knowledge of Company, no person is materially misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by Company, and no such claims are currently pending against any person by Company.

(m)          Assignment.  The execution, delivery and performance by Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any person to terminate or alter, any of Company’s rights or interest in any Scheduled Company IP, Company Owned Copyrights, Company Owned Trade Secrets, Company Software or any Other Intellectual Property Rights that are owned or represented herein as owned by Company, or their rights under any Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Entity (other than as contemplated by Section 5.6 hereof) or person in respect of any such Intellectual Property or Trademark.

(n)           Software.  All Software used by Company that was not licensed from another person pursuant to a written license agreement or commercially acquired in a transaction in which the vendor provided a clickwrap or shrinkwrap license agreement and/or per copy authorization under applicable copyright law (collectively, the “Company Software”) was either (i) developed within the scope of their employment by employees of Company who have assigned (and have provided waivers of any applicable moral rights) to Company all rights thereto; (ii) developed by independent contractors who have assigned their rights (and have provided waivers of any applicable moral rights) to Company pursuant to written agreements; or (iii) otherwise acquired by Company from another person pursuant to a written agreement in which such person has expressly assigned its rights thereto to Company, or (iv) was in the public domain.  For purposes of this Agreement, “Software” means any and all computer programs, including any and all software implementations of algorithms, heuristics models and methodologies, whether in source code or object code.  None of the Company Software is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement, including any of the following: (i) GNU’s General Public License (“GPL”) or Lesser/Library GPL, (ii) The Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License, (vi) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), (vii) the Apache Server license, or (vii) any other agreement obligating Company to make Company-developed source code publicly available to third parties.

(o)           Performance of Existing Software Products.  Company’s existing and currently manufactured and marketed Software products are listed and described on Section 2.15(o) of the Company Disclosure Schedule and, to the knowledge of Company, perform in all material respects in accordance with the specifications or end user documentation, warranties, contract commitments, or other information provided by or at the request of Company to customers or potential customers of Company on which such customers or potential customers reasonably relied or reasonably would be expected to rely when licensing or otherwise acquiring such products.  To the extent that Company’s products (including new versions or releases thereof) have not been launched commercially, Company has fully disclosed to Parent all currently known or suspected technical problems or concerns associated with such products that do or may be expected to affect the performance of such products.

(p)           Source Code.  Company has in its possession copies of source code for all computer programs forming part of the Company Software.  Company is not required to provide to any person the source code of any of the Company Software.  Any Company Software distributed to another person is the subject of a valid, existing and enforceable Outbound License Agreement.

(q)           Manufacturing Relationships.  “Manufacturing Supply Contracts” means each and every (i) foundry relationship, wafer, semiconductor device, packaging or circuit board manufacturing and fabricating contract, whether written or oral, (ii) integrated circuit die or device purchase, supply or service contract, whether written or oral, used by or in connection with the Company’s business, in whole or in part, (iii) any other contracts, whether written or oral under which Company obtains services, products, components, or peripherals for use in producing Company’s finished products, or (iv) any contracts, whether written or oral, under which Company has agreed to make, or have made, import or sell products on behalf of or to another person that were designed in any respect by another person.  Section 2.15(q) of the Company Disclosure Schedule sets forth a list of each and every vendor whose relationship with Company constitutes a Manufacturing Supply Contract, as well as a brief description of any oral or unwritten commitments or understandings that apply to such relationships.  Company has not entered into any contract where Company may sell or otherwise distribute any product supplied by another person except for products designed by Company.  There are no fees, penalties, price uplifts, shortfall payments, bill backs or other amounts outstanding under Manufacturing Supply Contracts.  Other than open purchase orders, there are no written Manufacturing Supply Contracts. .  Each manufacturing or service site that requires qualification to meet Company’s own qualification standards is qualified, and no unresolved differences with respect to product or process specifications remains outstanding. There are no modifications, whether written, oral or otherwise, of any Manufacturing Supply Contract that make the terms of such Manufacturing Supply Contract less favorable to Company. Company has not received any written or to its knowledge oral notice from any of the vendors listed on Section 2.15(q) of the Company Disclosure Schedule to the effect that such party will not accept purchase orders from Company on terms, conditions, prices and quantities consistent with past practices.  Prices required to be paid for products or services under open purchase orders are consistent with the face of such purchase orders.  No condition exists that permits a termination or change of purchase orders by the other party under such Manufacturing Supply Contract.

(r)            Software Supplier Relationships.  Section 2.15(r) of the Company Disclosure Schedule sets forth a complete and correct list of every Contract related to third party Software that is or is planned to be incorporated into Company’s products (“Software Supply Contracts”).  Company has delivered to Parent a correct and complete copy of each Software Supply Contract and provided a written summary of each oral Software Supply Contract.  There are no delinquent fees, penalties, price uplifts, shortfall payments, bill backs or other amounts outstanding under such Software Supply Contracts.  Each manufacturing or service site that requires qualification under the terms of a Software Supply Contract is qualified, and no unresolved differences with respect to product or process specifications remain outstanding.  All manufacturing or service terms and conditions are as they appear to be on the face of the Software Supply Contracts, and there are no modifications, whether written, or to the knowledge of the Company oral, or otherwise, of any Software Supply Contract disclosed in the Company Disclosure Schedule that make the terms of such Software Supply Contract less favorable to Company.  Company has not received any written or to the knowledge of the Company oral notice from the other party to any Software Supply Contract, or from any other supplier to Company, to the effect that such party will not accept purchase orders from Company on such terms, conditions and quantities consistent with past practices.  Prices required to be paid for products or services under such Software Supply Contract are stated in such Software Supply Contracts, and, to Company’s knowledge, no condition exists other than the passage of time or convenience termination provisions in Software Supply Contracts (if any) that would permit a termination or a change of such Software Supply Contracts by the other party under such Software Supply Contract.

(s)           Employee and Independent Contractor Matters.  To Company’s knowledge, no employee or independent contractor of Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for Company or to promote the interests of Company or that would conflict with the Company’s business.  The carrying on of the Company’s business by such employees and independent contractors and the conduct of Company’s businesses as presently proposed, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or independent contractors is now obligated, provided that, with respect to independent contractors, this representation is made to Company’s knowledge after due inquiry.  To Company’s knowledge, at no time during the conception of or reduction to practice of any Intellectual Property owned by Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other person that adversely affects Company’s rights in such Intellectual Property.

Section 2.16         Environmental Matters

(a)           The Company (i) has obtained all applicable permits, licenses, registrations, clearances, consents, approvals and other authorizations that are required for the operation of the business as presently conducted under Environmental Laws (“Environmental Permits”) and (ii) is and has been in compliance in all material respects with Environmental Permits and any conditions placed thereon.

(b)           The Company has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to the Company.

(c)           To the knowledge of the Company, no Hazardous Materials are present in, on, or under any properties owned, leased or used by the Company, so as to give rise to any Company liability or clean-up obligation under any Environmental Laws.  For the purposes of this Section 2.16, “Environmental Laws” means any and all laws and regulations relating in any way to pollution, the environment or the protection of human health and worker safety.  For the purposes of this Section 2.16, “Hazardous Materials” means any chemical, pollutant, contaminant, waste, or toxic substance regulated under any Environmental Law, but excluding office and janitorial supplies properly and safely maintained.

Section 2.17         Taxes

(a)           For purposes of this Agreement, the following terms have the following meanings:  “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, together with any interest, penalty, or other additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (“Tax Authority”),

(ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person.  As used herein, “Tax Return” shall mean any return, statement, report or form required to be filed with respect to Taxes.

(b)           The Company has (i) properly completed and timely filed (taking into account extensions granted without penalty and, in the case of any extensions still in effect, described in Section 2.17 of the Company Disclosure Schedule) all Tax Returns required to be filed by it on or before the Closing Date, and (ii) paid, or where payment is not yet due, has provided a full accrual in the Financial Statements for all Taxes due with respect to any period ending on or before the Closing Date, whether such Taxes are disputed or not.  The Company has no liability for unpaid Taxes accruing after the date of the latest Financial Statements other than unpaid Taxes arising in the ordinary course of business.  There is (i) no claim for Taxes that is a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet delinquent, (ii) no audit of any Tax Return of the Company being conducted by a Tax Authority and (iii) no extension of the statute of limitations on the assessment or payment of any Taxes granted by the Company and currently in effect.  No Tax Authority is now asserting or has threatened to assert against the Company any deficiency or claim for additional Taxes.  There has not been an audit of any Tax Return filed by the Company.  The Company is not a party to any agreement, contract, or arrangement that could reasonably be expected to result individually or in the aggregate in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company is not a party to any Tax sharing or Tax allocation agreement and the Company does not have any liability or potential liability to another party under any such agreement.  The Company has never been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation.  The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 2.18         Employee Benefit Plans

(a)           Section 2.18 of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to any non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, restricted stock, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements of the Company, and (v) any currently effective employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the

Company, in each case, with respect to which the Company has or may have any liability or obligation (together, the “Company Employee Plans”).

(b)           Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and the ERISA Affiliates have performed in all material respects all obligations required to be performed by them under any of the Company Employee Plans.  With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite material governmental reports (which, to the Company’s knowledge, were true and correct as of the date filed).  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

(c)           The Company does not maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(d)           Neither the Company nor any of its ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any “multi-employer plan” as defined in Section 3(37) of ERISA.

Section 2.19         Employee Matters

The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees; and is not liable for any arrears of wages, for any taxes or for any penalty relating to any of the foregoing.  There are no pending claims against the Company under any workers compensation or long term disability plan or policy.  There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, grievance, arbitration or investigation before any agency, court or tribunal, foreign or domestic.  The Company is not a party to any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others).  The Company is not aware of any labor or union organizing activity, and the Company has not experienced, nor does the Company have knowledge of any basis for, any strike, labor trouble or strife, work stoppage, slow down that would materially interfere with or impair the Company’s business.  The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as currently contemplated.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the currently contemplated conduct of the Company’s business, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.  No officers or Designated Employees of the Company have given notice to the Company, nor is the Company otherwise aware, that any Designated Employee or officer intends to terminate his or her employment with the Company.  The Company is not a party to any: (i) management, employment or other contract providing for the employment or rendition of executive service; or (ii) other employment contract or compensation arrangement affecting or relating to current or former employees of the Company.  The employment of all of the Company’s employees is terminable at will without penalty or severance obligation of any kind on the part of the Company or any successor thereto.  To the Company’s knowledge, all of the Company’s employees in the United States are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

Section 2.20         Interested Party Indebtedness

The Company is not indebted to any director, officer, employee, consultant or shareholder of the Company (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company.

Section 2.21         Insurance

The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses (i) in the same industry with a similar revenue base, (ii) owning assets similar in aggregate value to those of the Company and (iii) employing a similar number of employees.  Section 2.21 of the Company Disclosure Schedule contains a complete list of the policies and contracts of insurance maintained by the Company.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable to date under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 2.22         Minute Books and Stock Records

The minute books and the stock records of the Company made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, reflect all transactions referred to in such minutes accurately in all material respects, and reflect all transactions in shares of the Company’s capital stock of which the Company has knowledge.

Section 2.23         Brokers’ and Finders’ Fees

The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.24         Products; Product Warranties

The Company has not experienced any return or warranty claims other than has been reserved in accordance with GAAP in the Financial Statements, nor are there any pending or, to the knowledge of the Company, threatened, return or warranty claims in respect of products sold by the Company and for which the Company may have continuing liability or obligations as of the date hereof.  To the Company’s knowledge, the Company has not been informed in writing by any customer that any order included in the Company’s backlog will be cancelled or terminated prior to its completion.

Section 2.25         Revenues

The Surviving Corporation will realize no less than $50,000,000 in revenues from sales of products of the Surviving Corporation during the Surviving Corporation’s fiscal year ending March 31, 2006.  Notwithstanding any other provision of this Agreement, Parent’s exclusive remedy for a breach of the warranty set forth in this Section 2.25 shall be the right to recover six percent (6%) of any revenue shortfall (in no event to exceed $3,000,000) from the Escrow Fund as “Recoverable Expenses” as described in Article VIII.

Section 2.26         Information Furnished

The Company has provided Parent with all of the information that Parent has requested in writing in connection with Parent’s investigation of the Company and the negotiation of this Agreement and the Ancillary Agreements.  Neither the representations or warranties of the Company contained in this Agreement nor statements made by the Company in the Company Disclosure Schedule (or other schedules, if any, attached hereto) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in that document of even date herewith delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 3.1            Organization, Standing and Power

Parent is a corporation duly organized and validly existing under the laws of the State of Oregon.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Parent.  Neither Merger Sub nor Parent is in violation of any of the provisions of its Articles of Incorporation or bylaws.

Section 3.2            Capital Structure

As of the date hereof, the authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value per share, of which there were issued and outstanding as of the close of business on March 25, 2005, 47,086,065 shares of Common Stock and one share of Preferred Stock designated the Special Voting Share.  The shares of Parent Common Stock to be issued pursuant to the exercise of Company Options assumed in connection with the Merger, when so issued, will be duly authorized, validly issued, fully paid, and non-assessable.  As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, of which there were issued and outstanding as of the close of business on April 28, 2005, 1,000 shares of Common Stock.

Section 3.3            Authority

Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement and each Ancillary Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub enforceable against them respectively in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the charter or Bylaws of Parent or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Parent or Merger Sub or the properties or assets of Parent or Merger Sub.  Except for the filing and recordation of a merger certificate, in accordance with the requirements of Delaware Law, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (ii) conflict with or result in any breach of any provision of the charter or Bylaws of Parent or Merger Sub, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, Merger Sub or any of their properties or assets except, in the case of clauses (i), (iii) and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 3.4            SEC Documents; Financial Statements

Parent has timely filed and made available to the Company each required statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933 (the “Securities Act”)), definitive proxy statement, and other filings filed with the Securities and Exchange Commission (the “SEC”) by Parent since December 31, 2003, and prior to the Effective Time, Parent will have furnished the Company with true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”).  In addition, Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time.  As of their respective filing dates, the Parent SEC Documents complied (or will comply) in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.  The financial statements of Parent, including the notes and schedules thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC).  The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).  Parent and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with the management of such company’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management of such company’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.5            Absence of Undisclosed Liabilities

Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed, or contingent or otherwise) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Annual Report on Form 10-K for the period ending December 31, 2004 (or, if available, Parent’s Quarterly Report on Form 10-Q for a period ended on a more recent quarter end prior to the date of this Agreement) (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP and (iii) those incurred in the ordinary course of business since the date of Parent Balance Sheet and consistent with past practice.

Section 3.6            Broker’s and Finders’ Fees

Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.7            Shareholder Approval

Approval of the stockholders of Parent is not required for this Agreement, the Ancillary Agreements or the Merger.

Section 3.8            Approval

The Board of Directors of Parent has approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 3.9            Absence of Certain Changes

Since the date of the Parent Balance Sheet through the date hereof, there has not been a Material Adverse Effect on Parent.  Without limiting the foregoing, during such period, except as disclosed in Parent SEC Documents filed by Parent or as contemplated by this Agreement, (i) Parent has conducted its business in the ordinary course of business and (ii) there has not been:

(a)           any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent;

(b)           any amendment of any provision of the Articles of Incorporation or Bylaws of, or of any material term of any outstanding security issued by, Parent;

(c)           any material change in any method of accounting or accounting practice by Parent except for any such change required by reason of a change in GAAP; or

(d)           any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

Section 3.10         Financing

Parent has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Merger Consideration and any other amounts to be paid by Parent or the Surviving Corporation hereunder in full in connection with the Closing.

Section 3.11         No Litigation

No litigation or proceeding exists that would be reasonably expected to (i) have a Material Adverse Effect on Parent or Merger Sub, (ii) preclude consummation of the Merger, or (iii) conflict with or impair Parent or Merger Sub’s ability to perform its obligations under this Agreement, including without limitation by impairing their respective assets or properties to an extent that would impair the ability of Parent to deliver the Merger Consideration and make other payments to be paid by Parent or the Surviving Corporation hereunder in full in connection with the Closing.

ARTICLE IV
CONDUCT PRIOR TO THE CLOSING DATE

Section 4.1            Conduct of Business of the Company

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall (except to the extent expressly contemplated by this Agreement or the Ancillary Agreements or as consented to in writing by Parent), carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.  The Company agrees to pay debts and Taxes prior to delinquency subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due subject to good faith disputes over whether payment or performance is owing, and to use all commercially reasonable efforts, consistent with past practice and policies, to preserve its present business organizations, keep available the services of its employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be materially impaired at the Effective Time.  The Company shall promptly notify Parent of any event or occurrence that becomes known to it and which management believes would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.2            Restriction on Conduct of Business of the Company

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or except as expressly contemplated by this Agreement, the Company shall not do or cause any of the following, without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Parent:

(a)           Charter Documents.  Cause any amendments to the Company Certificate or the Company Bylaws or form any subsidiaries;

(b)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than conversion of Company Preferred Stock as provided in the Company Certificate), or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to the Company;

(c)           Stock Option Plans.  Accelerate, amend or change the period of exercisability or vesting of options, other rights granted under or restrictions applicable to its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, except pursuant to agreements outstanding as of the date hereof to the extent that the action occurs outside the discretion of the administrator of such option, plan or right pursuant to the terms of such agreement;

(d)           Material Contracts.  Enter into any material contract or commitment, including, without limitation, any of the types of contracts described in clauses (a) through (h) of Section 2.7, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts or commitments other than in the ordinary course of business, consistent with past practice;

(e)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of stock options, conversion rights, warrants or other rights therefor outstanding as of the date of this Agreement;

(f)            Intellectual Property.  Transfer or license to any person or entity any rights to its Intellectual Property other than pursuant to non-exclusive license arrangements in the ordinary course of business, consistent with past practice;

(g)           Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company’s products or technology;

(h)           Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole;

(i)            Indebtedness.  Incur any new Indebtedness;

(j)            Leases.  Enter into any new operating lease, but excluding renewals of existing operating leases on substantially the same terms;

(k)           Payment of Obligations.  Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements and the payment of the Company Management Incentive Plan Amount;

(l)            Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $250,000 in the aggregate;

(m)          Insurance.  Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(n)           Termination or Waiver.  Voluntarily terminate or affirmatively waive any right of material value;

(o)           Employee Benefit Plans; Pay Increases.  Adopt, amend, fund or accelerate payment under any employee benefit, incentive compensation, fringe benefit, retention, stock purchase, option, or other equity based plan, program, agreement or arrangement, or pay any special bonus or special remuneration to any current or former employee, consultant or director or increase the salaries, wage rates or other benefits of its executive employees, except (i) pursuant to agreements outstanding on the date hereof, (ii) in the ordinary course of business consistent with past practice or (iii) pursuant to the payments made or funds reserved as described in Section 1.13;

(p)           Severance Arrangements.  Grant any new severance, change in control or termination pay to (i) any current or former director, consultant or officer or (ii) any other current or former employee, except payments made pursuant to standard written agreements outstanding on the date hereof;

(q)           Initiating Lawsuits.  Commence legal action other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the commencement of such a suit, or (iii) for a breach of this Agreement or in connection with another dispute with Parent or Merger Sub relating to this Agreement;

(r)            Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each such case which are material, individually or in the aggregate, to the Company’s business;

(s)           Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than those for which extensions have been received as set forth in the Company Disclosure Schedule or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(t)            Accounting Policies and Procedures.  Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP or upon recommendation of the Company’s auditors;

(u)           Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practice; or

(v)           Other.  Agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above.

Section 4.3            Solicitation

Except as permitted in connection with a Permitted Change, until the earlier of the Effective Time or the termination of this Agreement, the Company will not take, and will not cause or, if known and controllable by the Company, permit the officers, directors, employees, attorneys, investment bankers and other agents of the Company to take any action to solicit, initiate or encourage any Acquisition Proposal.  The Company will promptly notify Parent after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal.  The Company will keep Parent timely informed of the status of any such Acquisition Proposal.  Except as permitted in connection with a Permitted Change, neither the Company Board, any committee thereof nor the Company shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee regarding this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, (iii) enter in any agreement with respect to any Acquisition Proposal or (iv) furnish information to, or engage in discussions or negotiations with, any person or entity in response to or otherwise in connection with an Acquisition Proposal.

The Company represents and warrants that it has ceased any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of the Company, or a significant portion or all of the assets of, the Company, other than the transactions contemplated by this Agreement.

For the purposes of this Agreement, a “Permitted Change” shall mean a change in the recommendation to Shareholders by the Company Board regarding the Merger and related transactions, including without limitation regarding this Agreement and the transactions contemplated hereby, which change may occur only if the Company Board or a committee thereof believes, after consultation with legal counsel, it is necessary to change such recommendation to comply with the fiduciary obligations of the directors of the Company Board under Delaware law.

Section 4.4            Shareholder Approval

The Company shall, as soon as practicable after the date hereof, take any other actions that are necessary, in accordance with Delaware Law and the Company Certificate and the Company Bylaws, to cause its shareholders to consider and act upon this Agreement and the Merger, including without limitation, (i) the distribution of the Information Statement together with a proposed action by written consent of the Shareholders and (ii) upon the request of Parent, to the extent that written consent of the shareholders sufficient to approve this Agreement and the Merger has not been received reasonably promptly after the delivery of the Information Statement, the calling of a meeting of the Shareholders for the purpose of voting upon this Agreement.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1            Preparation of Information Statement

As soon as practicable after the execution of this Agreement, the Company shall prepare, with the full cooperation of Parent, an Information Statement (the “Information Statement”) for the Shareholders of the Company to approve the Merger and the transactions contemplated by this Agreement.  Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement.  The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

Section 5.2            Information Supplied

(a)           None of the information supplied in writing by the Company for inclusion or incorporation by reference in the Information Statement provided to Company shareholders in connection with obtaining shareholder approval of the Merger will, at the time it is mailed to the Shareholders and at all times during which shareholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference therein.

(b)           None of the information supplied in writing by Parent for inclusion or incorporation by reference in the Information Statement will, at the time it is mailed to the Company shareholders and at all times that shareholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company in writing for inclusion or incorporation by reference therein.

Section 5.3            Access to Information

Company shall provide information to Parent as provided in this Section 5.3; provided, however, that (i) access to the Company’s premises shall be subject to the Company’s reasonable security measures, operating procedures and insurance requirements, and shall not include the right to perform any “invasive” testing or any investigation that requires the consent of any landlord or lender of landlord, (ii) information obtained by Parent pursuant to this Section 5.3 shall be subject to the provisions of the Confidentiality Agreement between Company and Parent presently in effect, which agreement remains in full force and effect, (iii) no information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby (except to the extent disclosed in the Company Disclosure Schedule) and (iv) subject to the foregoing conditions, materials furnished to Parent pursuant to this Section 5.3 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby, but only in accordance with applicable law, including applicable antitrust law and Parent may not request materials the provision of which would conflict with applicable law:  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

Section 5.4            Confidentiality

The parties hereto acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated January 26, 2005 (the “Confidentiality Agreement”) which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  In addition, the parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby shall be subject to the Confidentiality Agreement.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons having a need to know such information for reasons related to the transactions contemplated by this Agreement (the “Transactions”), the tax treatment and tax structure of the Transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (a) until the earliest of (i) the date of the public announcement of discussions relating to the Transactions, (ii) the date of the public announcement of the Transactions and (iii) the date of the execution of an agreement to enter into the Transactions and (b) to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

Section 5.5            Public Disclosure

Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other and shall develop collaboratively a release, statement or disclosure as applicable before (i) issuing any press release, (ii) otherwise making any public statement or (iii) making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, and neither Parent nor Company shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers.

Section 5.6            HSR Act

(a)           Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (if necessary) or any other filing required by Antitrust Laws and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters; provided, that Parent and Company agree that within five business days after the date of this Agreement, Parent and Company shall have completed and delivered initial notifications under the HSR Act (if necessary).  The parties shall cooperate with each other in connection with the making of all such filings or responses, including notifying the other party of any communications or discussions with any government agency and using reasonable efforts where practicable to afford the other party the opportunity to participate in such communications or discussions.

(b)           Each of Parent and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests.  Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction.

(c)           Notwithstanding anything to the contrary in this Agreement, (i) Parent shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent and (ii) the Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Company

Section 5.7            Consents; Cooperation

Each of Parent and the Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its Material Contracts for the assignment thereof or otherwise.  Notwithstanding anything to the contrary herein, including the provisions of Sections 5.11 and 7.3 below, if the lessor or licensor under any of the Company’s leases requests that the Parent guarantee obligations under such lease and the Parent refuses to so guarantee such lease, then if the lessor or licensor under any of the Company’s leases conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Parent shall be solely responsible for making all such payments or providing all such additional security.

Section 5.8            Legal Requirements

Each of Parent and the Company will, and Parent will cause its subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

Section 5.9            Form S-8

Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the Company Options to be assumed hereunder no later than five (5) business days after the Effective Time and shall not withdraw such registration statement.

Section 5.10         Company Options

(a)           At the Effective Time, each outstanding Company Option shall by virtue of the Merger be assumed by Parent.  Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio.  Immediately after the Effective Time, Parent will issue to each holder of an outstanding Company Option a notice describing the assumption of such Company Option by Parent.  It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time (as determined by Parent) and the provisions of this section shall be applied consistent with such intent.  Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 5.10.

(b)           “Option Exchange Ratio” means the quotient obtained by dividing (i) the Cash Exchange Ratio applicable to the Company Common Stock by (ii) the Parent Stock Price as of the date that is two business days before the Closing.  “Parent Stock Price” as of a given date means the average closing price of Parent Common Stock on the Nasdaq National Market over the ten (10) trading days up to and including the given date.  In the event that Parent at any time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, which dividend, subdivision or other action would become effective during the ten (10) trading days during which the Parent Stock Price is calculated, then the Parent Stock Price shall be appropriately adjusted.

Section 5.11         Reasonable Efforts and Further Assurances

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties’ conditions to Closing.

Section 5.12         Indemnification of Directors and Officers

(a)           From the Closing Date, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification existing in favor of the directors, officers, employees and agents of the Company, as provided in the Certificate of Incorporation, Bylaws and indemnification agreements applicable in each such case to each such indemnified person, and as otherwise existing on the date of this Agreement in favor of such directors, officers, employees and agents.  Without limiting the generality of the foregoing, Parent shall, and shall cause the Surviving Corporation to, obtain tail coverage to continue the Company’s existing director and officer liability coverage for six years following the Closing Date; provided, however, that any expense incurred by Parent or the Surviving Corporation to obtain coverage that exceeds the policy limits of Parent’s director and officer liability coverage (as of the Closing Date) will be deemed a “Recoverable Expense” for purposes of Article VIII.

(b)           Parent agrees to pay all expenses, including attorneys’ fees, which may be incurred by any director or officer of the Company in enforcing the indemnity and other obligations provided for in this Section 5.12.

(c)           This Section 5.12 shall survive the consummation of the transactions contemplated hereby, is intended to benefit and may be enforced by the directors and officers of the Company, and shall be binding on all successors and assigns of Parent and the Company.

Section 5.13         FIRPTA Certificate

The Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA Certificate, substantially in the form of Exhibit C-1 attached hereto, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit C-2 attached hereto along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger.

Section 5.14         Employment Matters

(a)           To the extent permitted under applicable law and Parent’s existing employee welfare benefit plans, programs and policies and Section 401(a) plans, as of and following the Closing Date, Parent shall permit employees of the Company and each of its subsidiaries who continue employment with Parent or any of its subsidiaries following the Closing Date (“Continuing Employees”), and, as applicable, their eligible dependents, to participate in the employee welfare benefit plans, programs or policies (including without limitation any vacation, sick, personal time off plans or programs) of Parent and any plan of Parent intended to qualify within the meaning of Section 401(a) of the Code on terms no less favorable than those provided to similarly situated employees of Parent.  Each such Continuing Employee shall receive credit for purposes of eligibility to participate and vesting under such plans, programs and policies for years of service with the Company (or any of its subsidiaries) prior to the Closing Date.  In addition, Parent shall (i) cause any and all pre-existing condition limitations under any group health plans of Parent in which such Continuing Employees and their eligible dependents will participate to be waived, (ii) will provide credit for eligibility waiting periods under such health plans for such employees’ years of service with the Company prior to the Closing Date and (iii) will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

(b)           Unless Parent consents otherwise in writing, the Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Company Benefit Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan, within the meaning of Section 423 of the Code.

(c)           After the Closing Date, Parent will grant to the Continuing Employees options to purchase Parent Common Stock, Parent restricted stock units, or a combination thereof, with the amount of such grants to be determined by Parent in consultation with the Company prior to Closing.  Such grants will be subject to Parent’s standard policies as they apply to similarly situated Parent employees, with the goal that such grants, plus the Company Options assumed by Parent, will together be at least comparable to option grants ordinarily made to similarly situated new hires of Parent.

(d)           Parent shall maintain, or cause the Surviving Corporation to maintain, for a period of at least six months after the Closing Date, severance benefits available to Continuing Employees whose employment is terminated involuntarily by Parent or the Surviving Corporation without cause on or before the six-month anniversary of the Closing Date. Such benefits shall be under terms and conditions that are substantially similar to those generally prevailing in the Continuing Employee’s employment location for similarly situated employees, but in any event shall not be less favorable than:  three months salary and continued medical insurance benefits.

(e)           Parent shall establish and maintain a bonus plan for the benefit of those persons who are employees of the Company as of the Closing Date, as described in Schedule 5.14(e).

Section 5.15                            Advice of Changes

The Company will promptly advise Parent in writing of any events occurring subsequent to the date of this Agreement which would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.  Parent and Merger Sub will promptly advise the Company in writing of any events occurring subsequent to the date of this Agreement which would render any representation or warranty of Parent or Merger Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

Section 5.16                            Progress in Preparation of Audited Financials

Reasonable best efforts between signing and closing to cause the Company’s auditors to make reasonable progress in preparing the March 31, 2005 audited financials in light Parent’s expected disclosure obligations under the 1934 Act.

Section 5.17                            Use of Loan Proceeds

Any loan proceeds received pursuant to that certain agreement dated April 15, 2005 between Parent and Company shall be used for (i) operating capital, and (ii) ordinary course of business consistent with past practice, or if not in ordinary course consistent with past practice then as otherwise contemplated under the current business plan.

ARTICLE VI
CONDITIONS TO THE CLOSING

Section 6.1                                   Conditions to Obligations of Each Party to Effect the Merger

The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company under Delaware Law.

(b)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal.  In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(c)           Governmental Approval.  Parent, the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the transactions contemplated hereby, including without limitation, any required approvals under the HSR Act.

Section 6.2                                   Additional Conditions to Obligations of the Company

The obligations to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)           Representations, Warranties and Covenants.  Except as disclosed in the Parent Disclosure Schedule, (i) the representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time), except in a case where the failure of such representations and warranties (and the underlying causes of such failure) has not caused and would not reasonably be expected to cause a Parent Material Adverse Effect and (ii) Parent and Merger Sub shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b)           Certificate of Parent.  The Company shall have received from Parent an officer’s certificate certifying to the fulfillment of the condition specified in Section 6.2(a) and 6.2(e).

(c)           Escrow Agreement. Parent, the Company and the Shareholders’ Agent shall have entered into the Escrow Agreement in substantially the form of Exhibit D attached hereto (the “Escrow Agreement”).

(d)           Legal Opinion.  The Company shall have received a legal opinion from Parent’s legal counsel, in substantially the form of Exhibit E.

(e)           No Material Adverse Changes.  Except as disclosed in this Agreement and the Parent SEC Documents, there shall not have occurred since the date of the Parent Balance Sheet any change in the properties and assets of Parent that would, taken as a whole, constitute a Material Adverse Effect; provided, however, that for purposes of determining whether there shall have been any such Material Adverse Effect, any adverse change that results from or relates to the taking of any action, or the failure to act, as required by this Agreement shall be disregarded.

Section 6.3                                   Additional Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective

Time of each of the following conditions, any of which may be waived, in writing, by Parent or Merger Sub:

(a)           Representations, Warranties and Covenants.  Except as disclosed in the Company Disclosure Schedule, (i) the representations and warranties of Company in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time), except in a case where the failure of such representations and warranties (and the underlying causes of such failure) has not caused and would not reasonably be expected to cause a Company Material Adverse Effect and (ii) the Company shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b)           Certificate of the Company.  Parent shall have received a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in Sections 6.3(a) and 6.3(g).

(c)           Escrow Agreement; Shareholders’ Bonus Escrow Agreement. The Company and the Shareholders’ Agent shall have entered into the Escrow Agreement and the Shareholders’ Bonus Escrow Agreement in the form attached as Exhibit H hereto.

(d)           Legal Opinion.  Parent shall have received a legal opinion from the Company’s legal counsel, in substantially the form of Exhibit F.

(e)           No Material Adverse Changes.  Except as disclosed in this Agreement or the Company Disclosure Schedule, since the date hereof, there shall not have occurred any change in the properties and assets of Company that would, taken as a whole, constitute a Material Adverse Effect; provided, however, that for purposes of determining whether there shall have been any such Material Adverse Effect, any adverse change that results from or relates to the announcement of the Merger or the taking of any action, or the failure to act, as required by this Agreement shall be disregarded.

(f)            Dissenting Shares.  Holders of no more than 10% of the aggregate number of shares of Company Capital Stock on an, as-converted basis (excluding shares issuable upon the exercise of Company Options and Company Warrants for Company Capital Stock) shall have exercised or given notice of their intent to exercise dissenters rights in accordance with Delaware Law or (to the extent applicable) the CCC.

(g)           FIRPTA Certificate.  The Company shall have provided Parent with the properly executed FIRPTA Certificate pursuant to Section 5.11.  In addition, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit C 2 attached hereto along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing.

(h)           Employment Agreements.  Each of the persons set forth in Schedule 6.3(h) (the “Designated Employees”) shall have entered into employment agreements with Parent on such standard employment terms as Parent and Company shall deem reasonably acceptable.

(i)            Specified Indebtedness Note Cancellation.  The holder thereof shall have delivered that certain note payable dated January 8, 2004 in the original principal amount of $5,000,000 plus any unpaid interest accrued thereupon, to counsel for Parent, with irrevocable directions for cancellation and delivery of the note to Parent upon payment in full of the amount described in Section 1.14, and with the release of claims against the Company, Parent and the Shareholders described in Section 1.14.

(j)            Third-Party Consents.  The Company shall have obtained the third-party consents set forth in Schedule 6.3(i).

(k)           Termination of Warrants.  All Company Warrants that (i) are not to be terminated, cancelled or extinguished as of the Effective Time and (ii) are not converted into the right to receive cash in accordance with Section 1.7(e), shall have been cancelled or terminated.

(l)            Financial Statements.  The Company shall have delivered to Parent (i) audited balance sheets as of March 31, 2004, and audited statements of results of operations and cash flows for the fiscal year then ended, (ii) an audited balance sheet as of last day of the fiscal quarter immediately preceding the quarter in which the Closing Date occurs, and audited statements of results of operations and cash flows for the period then ended; and all of such financial statements shall be complete and correct in all material respects as of their respective dates, shall comply as to form in all material respects with applicable accounting requirements as of their respective dates, shall have been prepared in accordance with GAAP on a basis consistent throughout the periods indicated and consisted with each other except as may be indicated in the notes thereto, and shall fairly present in all material respects in accordance with GAAP consistently applied the financial condition of the Company as of such dates and its results of operations and cash flows for such fiscal periods.

(m)          Consulting Agreements.  Parent and each of Richard Christopher, the Chief Executive Officer of the Company, and Michael Myhre, the Vice President of Finance of the Company shall have entered into consulting agreements relating to post-Effective Time transition services on such terms as Parent and Company shall deem reasonably acceptable.

Section 6.4                                   Frustration of Conditions

Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                   Termination

At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger to the shareholders of the Company, this Agreement may be terminated:

(a)           by mutual consent of Parent and the Company;

(b)           by either Parent or the Company, if the Closing shall not have occurred on or before July 28, 2005 or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, that the Final Date may, at the request of either party, be extended to August 26, 2005 in the event that the Closing shall not have occurred by July 28, 2005 as a result of the failure to satisfy the conditions set forth in Section 6.1(b) and/or Section 6.1(c); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by Parent, if the Company shall materially breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within thirty (30) days of receipt by the Company of written notice of such breach; provided that Parent shall not have the power to unilaterally terminate this Agreement with respect to any representation or warranty if such breach has not caused and would not be reasonably expected to cause a Company Material Adverse Effect;

(d)           by Parent, if the Company’s Board shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Parent or if the Company, the Company’s Board or any committee thereof shall have entered into any agreement with respect to any Acquisition Proposal;

(e)           by the Company, if Parent or Merger Sub shall materially breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach; provided that Company shall not have the power to unilaterally terminate this Agreement with respect to any representation or warranty if such breach has not caused and would not be reasonably expected to cause a Parent Material Adverse Effect; and

(f)            by Parent, Merger Sub or the Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of the Company shall not have been obtained (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to the Company where the failure to obtain such shareholder approval shall have been caused by the action or failure to act of the Company and such action or failure constitutes a breach of this Agreement).

Section 7.2                                   Effect of Termination

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders, shareholders or affiliates, except to the extent that such termination results from fraud or the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.2 (Confidentiality), this Section 7.2 and Section 7.3 (Expenses), and Article IX and the applicable definitions shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3                                   Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) shall be paid by the party incurring such expense; provided that if the Merger is consummated, Parent agrees to pay at the Closing all of the Company’s fees and expenses incurred in connection with the Merger (including third party expenses such as legal fees, audit and accounting fees and financial advisory fees).  If the Merger is consummated, any fees and expenses incurred by the Company in connection with the Merger (including third party expenses described above) in excess of $300,000 will be deemed “Recoverable Expenses” for purposes of Article VIII, and such expenses, to the extent not paid before the Effective Time by the Company shall be paid by the Surviving Corporation immediately after the Effective Time if known at the Effective Time or, otherwise, when first invoiced or requested by the Shareholders’ Agent; provided however, if the Surviving Corporation does not possess necessary cash to pay such expenses immediately after the Effective Time, Parent shall provide sufficient cash to the Surviving Corporation to pay such expenses at such time.

Section 7.4                                   Amendment

The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption of this Agreement by the shareholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Capital Stock.

Section 7.5                                   Extension; Waiver

At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

ESCROW AND INDEMNIFICATION

Section 8.1                                   Escrow Fund

(a)           Within five (5) business days after the Effective Time, the Escrow Cash shall be deposited with, Mellon Investor Services LLC (or its successor in interest or other institution selected by Parent with the reasonable consent of the Company) as escrow agent (the “Escrow Agent”), such deposit (together with interest and other income thereon) to constitute the escrow fund (the “Escrow Fund”) and to be governed by the terms set forth herein and in the Escrow Agreement.  The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Company for matters described in Section 8.2(a).

(b)           At Parent’s sole option, Parent may elect to distribute the balance of the Escrow Fund that is payable to Company shareholders in registered shares of Parent Common Stock, valued at the Parent Stock Price as of the date that is two trading days immediately preceding the distribution date, provided Parent may make such election only if Parent’s market capitalization on the distribution date is at least $300,000,000 (determined by multiplying (i) the number of outstanding shares of Parent Common Stock on the date that is two trading days immediately preceding the distribution date, by (ii) the closing price of such stock on such date) and its average daily trading volume over the three-month period immediately preceding the distribution date has been at least 500,000 shares.

Section 8.2                                   Indemnification

(a)           Subject to the limitations set forth in this Article VIII, the shareholders of the Company will indemnify severally and not jointly and hold harmless Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against:

(1)           any and all losses, costs, damages, obligations, liabilities, fines, penalties, judgments, and expenses (including, without limitation, reasonable legal and other professional fees, costs and expenses incurred in investigating, preparing, defending against or prosecuting any claim, demand, suit, action, cause of action, arbitration, investigation or proceeding) arising out of any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement or any exhibit or schedule to this Agreement (collectively, “Damages”);

(2)           any and all losses, costs, damages, obligations, liabilities, fines, penalties, judgments, and expenses (including, without limitation, reasonable legal and other professional fees, costs and expenses incurred in investigating, preparing, defending against or prosecuting any claim, demand, suit, action, cause of action, arbitration, investigation or proceeding) arising out of the matters described in Schedule 8.2(a) or the matters otherwise described as “Recoverable Expenses” in this Agreement (collectively, “Recoverable Expenses”); and

(3)           any and all administrative expenses, taxes, fees, regulatory payments and other expenses relating to the Escrow Fund or payable to Escrow Agent in connection with this Agreement or the Escrow Agreement (collectively, “Escrow Expenses”).

The Escrow Fund shall be the security for this indemnity obligation subject to the limitations in this Agreement.

(b)           Notwithstanding any other provision of this Agreement or any Ancillary Agreement, other than (i) as described in Section 2.25, (ii) rights to equitable relief provided under the Confidentiality Agreement to the extent available, or (iii) any remedy of specific performance or any other equitable remedy to which any party may be entitled under Section 9.11, and except in the case of fraud or willful misconduct, the right to obtain indemnification from, and only from, the Escrow Fund, pursuant to the indemnification provisions of this Section 8.2 and the Escrow Agreement shall be Parent’s sole and exclusive remedy for or in connection with any matters relating to the Merger, this Agreement or any Ancillary Agreement (including in each case the schedules and exhibits thereto), and the stockholders of the Company shall not have any liability under or in connection with the Merger, this Agreement or any Ancillary Agreement (including in each case the schedules and exhibits thereto) in excess of the amount of the Escrow Fund; provided, however, that there shall be no indemnification by the shareholders of the Company for any matters described in Section 8.2(a) if the Merger does not become effective.  In the case of fraud or willful misconduct, Parent shall have all remedies available at law or in equity (including for tort) with respect to such conduct.

(c)           Parent will receive payment from the Escrow Fund:

(1)           on account of Damages, after one or more Officer’s Certificates identifying Damages, the amount of which exceeds $50,000 relating to an individual claim (the “Indemnity Threshold”), have been delivered to the Escrow Agent as provided in Section 8.4 and such amount is determined pursuant to this Article VIII to be payable, in which case, Parent shall receive cash equal to the full amount of Damages (and not just for the amount of Damages in excess of the Indemnity Threshold), it being understood and agreed that the Indemnity Threshold shall apply to each individual claim, such that each individual claim must exceed $50,000 before Parent receives payment from the Escrow Fund for that claim, and it being further understood and agreed that the term “individual claim” includes a group of claims made by the same party (under the same agreement, if applicable) all arising from a single cause; and

(2)           on account of Recoverable Expenses or Escrow Expenses without regard to the Indemnity Threshold, after one or more Officer’s Certificates identifying Recoverable Expenses or Escrow Expenses have been delivered to the Escrow Agent as provided in Section 8.4 and such amount is determined pursuant to this Article VIII to be payable, in which case, Parent shall receive cash equal to the full amount of such Recoverable Expenses or Escrow Expenses.

(d)           If and to the extent that Parent is able to file a valid insurance claim with respect to any claim for indemnification under this Agreement, (i) Parent shall use commercially reasonable efforts to file such insurance claim before pursuing its rights against the shareholders of the Company, and (ii) the amount of Damages owing to Parent hereunder shall be reduced by the amount recovered from such insurance claim.  However, subject to the immediately preceding provision, the parties agree that this shall in no way limit the right of Parent to fully pursue its indemnification and any other rights against the shareholders of the Company arising pursuant to this Agreement or any Ancillary Agreements.  The parties agree that any indemnification provided by this Agreement is not to be deemed insurance (whether primary, excess, or otherwise) for purposes of seeking reimbursement from the applicable insurance coverage.

(e)           The parties agree that there shall not be any multiple recovery for any Damages.

Section 8.3                                   Escrow Period

The escrow period (the “Escrow Period”) shall terminate at 11:59 p.m. Pacific Time on the first anniversary of the Closing Date.

Section 8.4                                   Claims upon Escrow Fund

(a)           Upon receipt by the Escrow Agent at or before the end of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”):

(1)           stating that Damages exist in an aggregate amount greater than the Indemnity Threshold, or stating that Recoverable Expenses or Escrow Expenses exist; and

(2)           specifying in reasonable detail the individual items included in such claim, the date each such item was paid, properly accrued or arose and the nature of the breach of warranty or claim to which such item is related (if applicable); then the Escrow Agent shall set aside such cash or other assets held in the Escrow Fund, as applicable, having a value equal to such Damages, Recoverable Expenses, or Escrow Expenses.

(b)           Upon the earliest of: (i) receipt of written authorization from the Shareholders’ Agent or from the Shareholders’ Agent jointly with Parent to make such delivery, (ii) receipt of written notice of a final decision in arbitration of the claim, or (iii) in the event the claim set forth in the Officer’s Certificate is uncontested by the Shareholders’ Agent as of the close of business on the next business day following the forty-fifth (45th) day following receipt by the Escrow Agent of the Officer’s Certificate; on the next business day the Escrow Agent shall deliver cash or other assets from the Escrow Fund to Parent.

Section 8.5                                   Objections to Claims

At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholders’ Agent and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no delivery from the Escrow Fund pursuant to Section 8.4 unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery.  After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery from the Escrow Fund in accordance with Section 8.4, provided that no such payment or delivery may be made if the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such forty-five (45) day period.

Section 8.6                                   Resolution of Conflicts; Arbitration

(a)           In case the Shareholders’ Agent shall so object in writing to any claim or claims by Parent made in any Officer’s Certificate, Parent shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders’ Agent to respond in a written statement to the objection of the Shareholders’ Agent.  If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders’ Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Shareholders’ Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute from the Escrow Fund in accordance with the terms thereof.

(b)           If no such agreement can be reached after good faith negotiation, either Parent or the Shareholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within twenty (20) days after such written notice is sent, Parent and the Shareholders’ Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  If within such twenty (20) day period, either Parent or the Shareholder Agent does not select one arbitrator and give written notice to the other party of the arbitrator selected, the arbitrator that would otherwise have been selected by such party shall be selected by the American Arbitration Association.  The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 8.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

(c)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association.  Parent, on the one hand, and the Company shareholders, on the other hand, shall each bear its/their own expenses (including, attorneys’ fees and expenses) incurred in connection with any such arbitration.  The Company shareholders’ expenses and reasonable attorneys’ fees will be paid by the Shareholders’ Agent from the Escrow Fund, as provided in Section 8.7(c).  In the event the arbitrator or arbitrators find in favor of Parent as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by Parent will be charged against the Escrow Fund in addition to the amount of the disputed claim.  In the event the arbitrator or arbitrators find in favor of the Company stockholders as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by the Company stockholders will be reimbursed by Parent to the Escrow Fund.  The fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Parent, on the one hand, and the Company shareholders, out of the Escrow Fund on the other hand).

Section 8.7                                   Shareholders’ Agent

(a)           Robert C. Fox, Jr. shall be constituted and appointed as the Shareholders’ Agent for and on behalf of the shareholders of the Company to give and receive notices and communications, to authorize delivery to Parent of Escrow Cash (or other consideration, if applicable) from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the reasonable judgment of the Shareholders’ Agent for the accomplishment of the foregoing.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to all of the Shareholders holding an interest in the Escrow Fund and to Parent.  No bond shall be required of the Shareholders’ Agent.  Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Shareholders.

(b)           The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholders’ Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith and reasonableness.  The Shareholders shall severally and not jointly indemnify the Shareholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.  In addition to the right of indemnification as against the Shareholders individually, the Shareholders’ Agent shall be entitled to indemnification from the Escrow Fund for any such loss, liability or expense prior to any distribution thereof to the Shareholders, but only after the Escrow Period has terminated, and only out of funds otherwise immediately distributable to the Shareholders.

(c)           The Shareholders’ Agent will serve without compensation but will be reimbursed from the Escrow Fund upon occurrence for all out of pocket expenses reasonably incurred, including expenses for lawyers, accountants and other experts employed on behalf of the Shareholders’ interests in the Escrow Fund.  In no event will the Shareholders’ Agent be entitled to incur expenses reimbursable by the Escrow Fund in excess of $200,000 without the approval of Shareholders holding a majority of the shares of the Escrow Fund and Parent. Parent’s approval may be withheld in Parent’s sole discretion, provided that any amounts withheld at Parent’s discretion shall be reimbursed at the direction of the Shareholders’ Agent prior to any distribution to Shareholders of any funds otherwise distributable.

Section 8.8                                   Actions of the Shareholders’ Agent

A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all of the Shareholders and shall be final, binding and conclusive upon each and every Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every Shareholder.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

Section 8.9                                   Third-Party Claims

In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Shareholders’ Agent of such claim, and the Shareholders’ Agent and the Shareholders shall be entitled, at their expense, to participate in any defense of such claim.  Parent shall have the right to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.10                            Reliance.

No disclosure by any party (the “Disclosing Party”) to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party’s reliance on the respective representations and warranties contained in this Agreement (as modified by each party’s respective Disclosure Schedule) and shall not effect a waiver of that party’s rights to indemnity as herein provided for the breach of any of said representations and warranties.

Section 8.11                            Indemnification by Parent

(a)           Subject to the limitations set forth in this Article VIII, for a period beginning at the Effective Time, and ending at 11:59 p.m. Pacific Time on the first anniversary of the Closing Date, Parent shall indemnify and hold harmless the Shareholders, together with their respective officers, directors, agents and employees, and each person, if any, who controls or may control any Shareholder within the meaning of the Securities Act (hereinafter referred to individually as an “Shareholder Indemnified Person” and collectively as “Shareholder Indemnified Persons”) from and against:  Any and all losses, costs, damages, obligations, liabilities, fines, penalties, judgments, and expenses (including, without limitation, reasonable legal and other professional fees, costs and expenses incurred in investigating, preparing, defending against or prosecuting any claim, demand, suit, action, cause of action, arbitration, investigation or proceeding) arising out of any material misrepresentation or material breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Parent or Merger Sub in this Agreement or any Ancillary Agreement or any exhibit or schedule to this Agreement or any Ancillary Agreement (collectively, “Shareholder Damages”).

(b)           All indemnification obligations of Parent shall be satisfied in cash, by payment to the Shareholders’ Agent for further distribution by the Shareholders’ Agent to the Shareholders, or at the election of the Shareholders’ Agent to the Escrow Agent for further distribution by the Escrow Agent to the Shareholders.  Notwithstanding any instruction of the Shareholders’ Agent to deliver such indemnification proceeds to the Escrow Agent, such indemnification proceeds shall not become a part of the Escrow Fund, but shall be delivered solely for further distribution the Shareholders.

(c)           Notwithstanding anything to the contrary in this Agreement or any other Ancillary Agreement, the Shareholders’ Agent shall have the authority to exercise on behalf of the Shareholders all applicable remedies available at law or in equity.

(d)           The parties agree that there shall not be any multiple recovery for any Shareholder Damages.  Except in the case of fraud, in no event shall the aggregate liability of Parent under this Section 8.11 exceed $3,000,000.  This Section 8.11 represents the sole remedy for any claim by any Shareholder Indemnified Person relating to Shareholder Damages.  No claim may be presented relating to Shareholder Damages after the first anniversary of the Closing Date. Parent shall not be liable on any individual claim for Shareholder Damages, unless the individual claim exceeds $50,000.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                   Certain Definitions

(a)           In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the financial condition, business, assets (including intangible assets), operations or results of operations of such entity or group of entities, taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

(b)           In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that (a) is materially adverse to the financial condition, business, assets (including intangible assets), liabilities, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (b) would prevent or materially alter or delay any of the transactions contemplated by this Agreement;  provided, however that none of the following, in and of themselves, shall constitute a Material Adverse Effect:  Any event, change or effect to the extent primarily resulting from or relating to any of the following: (A) the announcement of the transactions contemplated by, or compliance with the terms of, this Agreement (including without limitation any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees) other than detrimental information about Parent by an employee or agent of Company; (B) conditions, events or circumstances affecting the industries in which the entity participates, the U.S. economy as a whole or foreign economies in any locations where the entity has material operations or sales except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities; (C) any change in accounting requirements or principles or any change in applicable laws, rules or regulations in each case in and of themselves and not intending to exclude from the definition of Material Adverse Effect any underlying issues of a party; and (D) any litigation brought or threatened by stockholders of the Company or Parent (whether on behalf of the Company or

Parent or otherwise) in respect of the announcement of this Agreement or the transactions contemplated thereby, including consummation of the Merger.

(c)           In this Agreement, any reference to a party’s “knowledge” means (i) with respect to any natural person, the actual knowledge, of such person, (ii) with respect to Parent, the actual knowledge of such party’s officers, as defined in Rule 16a-1(f) promulgated under the Exchange Act and (iii) with respect to Company, the actual knowledge persons specified on Schedule 9.1(c).

(d)           In this Agreement, any reference to “fraud” means fraud as defined or interpreted under Delaware Law.

Section 9.2                                   Survival

The representations and warranties of the Company, Parent and Merger Sub contained herein shall survive until the termination of the Escrow Period, and the agreements set forth in this Agreement shall terminate at the Effective Time except to the extent certain agreements set forth herein by their terms call for action after the Effective Time; provided, that any Indemnified Person may pursue a claim for breach of representation, warranty, covenant or agreement if such claim is made under Section 8.4 of this Agreement at any time before the termination of the Escrow Period or in the case of fraud or willful misconduct.

Section 9.3                                   Notices

All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon receipt, if delivered personally, (ii) one (1) business day after deposit with a nationally-recognized overnight commercial delivery service, with overnight delivery charges prepaid or otherwise satisfied, or (iii) three (3) days after deposit in the United States mail, postage prepaid, registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent, to:

Pixelworks

8100 SW Nyberg Rd

Tualatin, Oregon  97062

Attention:  Allen H. Alley

Facsimile:

with a copy to (which shall not constitute notice):

Ater Wynne LLP

222 SW Columbia, Suite 1800

Portland, Oregon  97201

Attention:  William C. Campbell

Facsimile: (503) 226-0079

(b)           if to the Company, to:

Equator Technologies

1300 White Oaks Road

Campbell, California  95008-6723

Attention:  Chief Executive Officer

Facsimile:

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California  94304

Attention: Michael J. Danaher

Facsimile: (650) 493-6811

(c)           if to the Shareholders’ Agent, to:

Section 9.4                                   Interpretation

When a reference is made in this Agreement to Exhibits or Sections, such reference shall be to an Exhibit to or Section of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth above.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.5                                   Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. If delivered by a party, facsimile or PDF copies of manual signatures shall be binding as originals.

Section 9.6                                   Entire Agreement; Nonassignability; Parties in Interest

This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) except as specifically stated in a particular section of the transaction documents referred to above, are not intended to confer upon any other person any rights or remedies hereunder, (c) except by operation of the Merger, shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.7                                   Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.8                                   Sole Remedy; Maximum Aggregate Liability

Notwithstanding any other provision of this Agreement or any Ancillary Agreement, other than rights to equitable relief provided under the Confidentiality Agreement to the extent available, any remedy of specific performance or any other equitable remedy to which any party may be entitled under Section 9.11, and except in the case of fraud or willful misconduct, Parent’s, Merger Sub’s, and any and all Indemnified Person’s, sole and exclusive remedy for any and all matters arising out of, related to, or in connection with the Merger, this Agreement, the other agreements, certificates, schedules and documents delivered pursuant to this Agreement, or the transactions contemplated hereby, shall be limited to the Escrow Fund set forth in Article VIII (subject to the limitations contained therein), and the Shareholders shall not have any liability under or in connection with the Merger, this Agreement or any Ancillary Agreement (including in each case the schedules and exhibits thereto) in excess of the amount of the Escrow Fund.  In the case of fraud or willful misconduct, Parent shall have all remedies available at law or in equity (including for tort) with respect to such conduct.

Section 9.9                                   Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.  Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Oregon (venue proper in Multnomah County) or and the non-exclusive jurisdiction of the courts of the State of California (with venue proper in either in Santa Clara County or San Francisco County), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction or venue.

Section 9.10                            Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.11                            Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.12                            Descriptive Headings

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.13                            Designation of Shareholder Agent

If upon the date of execution and delivery of this Agreement by Parent, Company and Merger Sub, this Agreement has not been entered by a Shareholders’ Agent, this Agreement shall nonetheless be binding upon Parent, Company and Merger Sub, and such parties thereto shall endeavor in good faith to add promptly after the date hereof a party as Shareholders’ Agent in accordance with this Section 9.13.  This Agreement may be amended on or after the date hereof and before the Closing with the consent of the Company and without the consent of Parent to designate and add as a party for the limited purposes specified in this Agreement, a Shareholders’ Agent and to add identifying information and address information in the appropriate sections of this Agreement; provided that if the Shareholders’ Agent is not a member of the Board of Directors of the Company on the date hereof, Parent’s consent shall be required for such amendment.  Parent shall not unreasonably withhold, condition or delay any consent required of Parent under this Section 9.13.  Upon such amendment, all references to “[Shareholders’ Agent]” in this Agreement or in any Ancillary Agreement shall be changed accordingly.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub, and (with respect to the designated sections only) the Shareholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

PIXELWORKS, INC.

By:	/s/ Hans H. Olsen

Name:	Hans H. Olsen

Title:	Chief Operating Officer and Executive Vice President

TWAIN SUB, INC.

By:	/s/ Hans H. Olsen

Name:	Hans H. Olsen

Title:	Executive Vice President

EQUATOR TECHNOLOGIES, INC.

By:	/s/ Richard E. Christopher

Name:	Richard E. Christopher

Title:	President and CEO

/s/ Robert C. Fox, Jr.
As Shareholders’ Agent
(solely with respect to Sections 8.4 through 8.9, Section 8.11 and Section 9.3)

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION